Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

Anchor Drilling Fluids USA, LLC,

Calumet Operating, LLC,

Q’Max Solutions Inc.

and

Q’Max America Inc.

Dated November 21, 2017

i
_____________________________________________________________________________

_____________________________________________________________________________

_____________________________________________________________________________

_____________________________________________________________________________

MEMBERSHIP INTEREST PURCHASE AGREEMENT
THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), made and entered into on this November 21, 2017, by and among Anchor Drilling Fluids USA, LLC, a Delaware limited liability company (the “Company”), Calumet Operating, LLC, a Delaware limited liability company (the “Seller”), Q’Max Solutions Inc., a British Columbia corporation (“QSI”), and Q’Max America Inc., a Delaware corporation (the “Buyer”),
WITNESSETH THAT:
WHEREAS, the Buyer desires to purchase or otherwise acquire from the Seller, and the Seller desires to sell or otherwise convey to the Buyer, the Equity Securities on the terms and conditions set forth in this Agreement;
WHEREAS, the Seller has agreed to contribute a portion of the Equity Securities to the Buyer in exchange for the issuance to the Seller of the Buyer Note, which, immediately following the Closing, shall be contributed by the Seller to Fluid Holding Corporation, a British Columbia corporation (“Parent”) in exchange for 228,721 Common Shares Without Par Value (the “Common Shares”) of Parent and 57,409 Class A-3 Voting Preferred Shares Without Par Value of Parent (the “Preferred Shares” and, together with the Common Shares, the “Parent Shares”); and
WHEREAS, the Parent Shares shall be issued to the Seller in accordance with the Articles of Parent, dated as of April 16, 2014, as amended by Schedule A to the special resolutions of the Company, dated as of October 27, 2016 and November 21, 2017 (the “Articles of Parent”) and that certain Stockholders Agreement of Parent, dated as of the date hereof (the “Stockholders Agreement”). Concurrently with the Closing, the Seller will execute the Stockholders Agreement.
NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto (intending to be legally bound) hereby agree as follows:
Article I
Definitions and Interpretation
Section 1.01Definitions
As used in this Agreement, the following initially capitalized terms shall have the meanings given to such terms in this Section 1.01 below:
“Adjusted Cash Purchase Price” means an amount equal to the Cash Purchase Price plus any Working Capital Surplus and minus the sum of Closing Date Indebtedness, any Working Capital Deficiency, the Seller’s Transaction Expenses, the Indemnity Escrow Amount and the Deferred Purchase Price.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control,” when used with respect to any

_____________________________________________________________________________

specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings. Notwithstanding the foregoing, with respect to the Seller and/or the Company prior to the Closing, the term “Affiliate” shall not include any Person (other than Calumet Specialty Products Partners, L.P. and its direct and indirect subsidiaries) that controls or is under common control with, the Seller and/or the Company.
“Ancillary Documents” means, with respect to any Person, all agreements, contracts, certificates and other documents executed by such Person in connection with the transactions contemplated hereby, other than this Agreement.
“Anti-Terrorism Law” means any Law relating to terrorism or money laundering, including Executive Order 13224, the USA Patriot Act, Laws implementing or comprising the Bank Secrecy Act, the Trading With the Enemy Act, and Laws administered by OFAC.
“Base Working Capital” means $61,080,000.
“Benefit Plans” means each and every Company Benefit Plan and Seller Benefit Plan.
“Blocked Person” means any Person that: (a) is listed in the annex to, or is otherwise subject to the provisions of Executive Order 13224; (b) is owned or controlled by, or acting for or on behalf of any Person that is listed in the annex to, or is otherwise subject to the provisions of Executive Order 13224; (c) is precluded from dealing, or otherwise engaging in any transaction, with another Person by any Anti-Terrorism Law; (d) commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order 13224; (e) is named as a “specially designated national” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; (f) resides, is organized or chartered, or has a place of business in a country or territory subject to comprehensive sanctions imposed by the United States; or (g) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Law.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Indianapolis, Indiana or New York, New York are authorized or required by Law to be closed for business.
“Buyer Fundamental Representations and Warranties” means, collectively, the representations and warranties made by the Buyer in Sections 6.01 (Organization and Good Standing), 6.02 (Authority), 6.03 (Enforceability), 6.05 (Broker’s Fees), 6.08 (Independent Investigation) and 6.09 (Investment Intent); and each such representation and warranty individually is a “Buyer Fundamental Representation and Warranty”.
“Buyer Indemnified Parties” means, collectively, the Buyer, its Affiliates and each of their respective officers, directors, members, managers, partners, shareholders, counsel, financial advisors, auditors and other professional advisors and their respective successors and permitted assigns; and each of them individually is a “Buyer Indemnified Party”. Each Buyer Indemnified Party not a party hereto is hereby expressly made and designated as a third party beneficiary of this

_____________________________________________________________________________

Agreement and shall have the right, power and authority to enforce the rights granted to him, her or it hereunder as though he, she or it were a party hereto.
“Cash and Cash Equivalents” means, as of any date of determination and with respect to any Person, the sum of all cash, cash equivalents and marketable securities of such Person, including the amount of all checks and other wire transfers and drafts deposited or available for the account of such Person.
“Cash Purchase Price” means $50,000,000.
“Closing” means the consummation of the transactions contemplated by this Agreement.
“Closing Date” means the date on which the Closing occurs (which is the date hereof).
“Closing Date Cash Payment” means an amount equal to the Cash Purchase Price minus the sum of Closing Date Indebtedness, any Working Capital Deficiency, the Seller’s Transaction Expenses (which for the avoidance of doubt Seller hereby directs shall be $0), the Indemnity Escrow Amount and the Deferred Purchase Price.
“Closing Date Indebtedness” means the Indebtedness of the Company, determined as of the close of business on the Closing Date (but without taking into account the consummation of the transactions contemplated hereby).
“Closing Date Working Capital” means an amount equal to the Working Capital, determined as of the close of business on the Closing Date (but without taking into account the consummation of the transactions contemplated hereby).
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985 and the regulations and other guidance promulgated thereunder.
“Code” means the Internal Revenue Code of 1986. Whenever a reference is made herein to a Code Section, such reference will also include reference to the Treasury Regulations promulgated thereunder, to the extent applicable.
“Company Benefit Plans” means each and every employment, severance, consulting, equity and equity-based awards, retention, change of control, pension, benefit, retirement, profit-sharing, deferred compensation, and other welfare or fringe-benefit agreement, arrangement, plan, policy, and program, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former Company Employee or Company Service Provider or any spouse or dependent of such individual or with respect to which the Company has any direct or indirect liability, contingent or otherwise.
“Company Employee” means any employee of the Seller or any of its Affiliates who is primarily engaged in the business of the Company and, in the case of current Company Employees as of October 31, 2017 only, who is set forth on the Initial Company Employee List contemplated by Section 5.21(d).

_____________________________________________________________________________

“Company Intellectual Property” means all Owned Intellectual Property and all Intellectual Property used or licensed for use by the Company in the operation of its business.
“Company IT Assets” means computers, software, databases, hardware, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment (including communications equipment, terminals and hook-ups that interface with third party software or systems) owned, licensed, leased or otherwise used by the Company.
“Company Service Provider” means each Person classified by the Seller or any of its Affiliates as an independent contractor and whose services are or were substantially devoted to the business of the Company.
“Competing Business” means the business of providing drilling and completion fluids, solids control services and equipment, drilling and completion fluid engineering services, and other related onsite services to E&P operators.
“Disclosure Letter” means the letter, dated as of the date of this Agreement, regarding this Agreement that has been mutually agreed between the Seller and the Buyer.
“Deferred Purchase Price” means $5,000,000.
“Environment” means all soil, land surface or subsurface strata, surface waters, groundwaters, drinking water supplies, streams, sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.
“Environmental Laws” means all Laws concerning pollution or protection of the Environment or public health and safety, including all Laws relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of, or exposure to, any Hazardous Materials, including (a) the federal Clean Air Act; (b) the Comprehensive Environmental Response, Compensation and Liability Act of 1980; (c) the Emergency Planning and Community Right-to-Know Act of 1986; (d) the Federal Insecticide, Fungicide & Rodenticide Act; (e) the Federal Water Pollution Control Act; (f) the Oil Pollution Act of 1990; (g) the Resource Conservation and Recovery Act; (h) the Superfund Amendments and Reauthorization Act of 1986; (i) the Toxic Substances Control Act; and, (j) with respect to each of the foregoing clauses (a) through (i), all similar state Laws and all successor statutes thereto and the rules and regulations promulgated thereunder.
“Equity Securities” means all of the Company’s issued and outstanding equity securities.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, with respect to any Person, any member of a controlled group of corporations under Section 414(b) of the Code of which such Person is a member, and any trade or business (whether or not incorporated) under common control with such Person under Section 414(c) of the Code, and all other entities which together with such Person are or were within

_____________________________________________________________________________

any of six (6) years prior to the date hereof treated as a single employer under Section 414(m) or 414(o) of the Code.
“ERISA Affiliate Liability” means any liability of the Company or any of its ERISA Affiliates under, or in respect of, any employee benefit plan pursuant to any Law that imposes liability on a “controlled group” or similar basis (including under Section 414 of the Code) as a result of being an ERISA Affiliate of any other Person.
“Escrow Agent” means Wells Fargo Bank, N.A.
“Escrow Agreement” means the Escrow Agreement to be entered into by and among the Buyer, the Seller and the Escrow Agent, substantially in the form mutually agreed between the Buyer and the Seller concurrently with the execution of this Agreement.
“Executive Order 13224” means Executive Order 13224 signed by the President of the United States on September 23, 2001, pursuant to the authority granted him by the Constitution and the laws of the United States of America.
“Fundamental Representations and Warranties” means, collectively, the representations and warranties: (a) made by the Seller in Sections 4.01 (Organization and Good Standing), 4.02 (Authority), 4.03 (Enforceability), 4.05 (Ownership of Equity Securities), 4.07 (Brokers and Finders), 4.08 (Investment Representations) and 4.09 (Intercompany Indebtedness); and (b) made with respect to the Company in Sections 5.01(a) (Organization and Good Standing), 5.02 (Authority), 5.03 (Enforceability), 5.05 (Capitalization) and 5.27 (Brokers and Finders); and each such representation and warranty individually is a “Fundamental Representation and Warranty”.
“GAAP” means Generally Accepted Accounting Principles for financial reporting in the United States of America, consistently applied.
“Governing Documents” means, with respect to any particular entity: (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the certificate or articles of organization and operating agreement or limited liability company agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, stockholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of such entity or relating to the rights, duties and obligations of the equity holders of such entity with respect thereto; and (g) any amendment or supplement to any of the foregoing.
“Governmental Authority” means any: (a) nation, state, city, town, borough, village, district or other jurisdiction; (b) federal, provincial, state, local, municipal or foreign government or governmental authority; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, regulatory or administrative agency, instrumentality, court, tribunal, arbitrator, arbitral body (public or private) or other entity exercising

_____________________________________________________________________________

governmental or quasi-governmental powers); (d) multinational organization or body; (e) body exercising or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; (f) any self-regulatory organization; or (g) any political subdivision or official of any of the foregoing.
“Hazardous Activity” means any distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, threatened Release, storage, transfer, transportation, treatment or use of any Hazardous Material.
“Hazardous Material” means any substance, material or waste which is currently regulated by any Governmental Authority, including any material, substance or waste defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, including petroleum, petroleum products, asbestos, asbestos-containing material, lead paint, formaldehyde and polychlorinated biphenyls.
“Indebtedness” means, as of any date of determination and with respect to any Person, without duplication, all: (a) of such Person’s (i) liabilities for borrowed money, whether current, short-term or long-term and whether secured or unsecured, (ii) liabilities evidenced by a bond, note, debenture or other security or similar instrument (including a purchase money obligation, deed of trust or mortgage), given in connection with the acquisition of, or exchange for, any property or assets, (iii) liabilities in respect of letters of credit (to the extent drawn), performance bonds and “swaps” of interest and currency exchange rates (and other collars, caps and similar hedging obligations), (iv) liabilities for the payment of money as a lessee under leases of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, that are required to be, in accordance with GAAP, recorded as capital leases, (v) liabilities for the deferred purchase price of property or other assets (including any “earn-out” or similar payments), and (vi) liabilities for any bank overdrafts and similar charges; and (b) any liabilities or obligations described in clause (a) above guaranteed (including under any “keep well” or similar arrangement) as to payment of principal or interest by such Person, or secured by any Lien upon any property or asset owned by such Person. Indebtedness shall also include accrued interest and any pre-payment penalties, “breakage costs,” redemption fees, costs and expenses or premiums and other amounts owing pursuant to the instruments evidencing Indebtedness, assuming that such Indebtedness is repaid on the Closing Date. For the avoidance of doubt, “Indebtedness” with respect to the Company shall include all intercompany Indebtedness between the Company, on the one hand, and the Seller or any of its Affiliates (other than the Company), on the other hand.
“Indemnified Person” means any Person entitled to indemnification under Article IX of this Agreement.
“Indemnifying Person” means any Person required to indemnify another Person under Article IX of this Agreement.
“Indemnity Basket” means an amount equal to $250,000.
“Indemnity Escrow Amount” means $3,000,000.
“Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered or unregistered: (a) patents, patentable inventions and other patent rights

_____________________________________________________________________________

(including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (b) trademarks, service marks, trade dress, trade names, taglines, social media identifiers (such as a Twitter® Handle) and related accounts, brand names, logos and corporate names and all goodwill related thereto; (c) copyrights, mask works and designs; (d) trade secrets, know-how, inventions, processes, procedures, databases, confidential business information and other proprietary information and rights; (e) computer software programs, including all source code, object code, specifications, designs and documentation related thereto; and (f) domain names, Internet addresses and other computer identifiers.
“Interim Balance Sheet Date” means June 30, 2017.
“IP Assignment Agreement” means the Master Intellectual Property Assignment Agreement entered into immediately prior to the Closing by and among the Company and Calumet GP, L.L.C.
“Knowledge” means, when used in reference to the Company, that the fact or other matter to which the term “Knowledge” relates is actually known (or could reasonably be expected to be known, after reasonable inquiry in the ordinary course of performance of such Person’s employment duties with the Company) to Phil West, Bob West or Greg Davis. Knowledge means, when used in reference to the Buyer, that the fact or other matter to which the term “Knowledge” relates is actually known (or could reasonably be expected to be known, after reasonable inquiry in the ordinary course of performance of such Person’s employment duties with the Buyer or its applicable Affiliates) to Chris Rivers, Guido Rivas and Brad Billon. Knowledge means, when used in reference to the Seller, that the fact or other matter to which the term “Knowledge” relates is actually known (or could reasonably be expected to be known, after reasonable inquiry in the ordinary course of performance of such Person’s employment duties with the Seller or its applicable Affiliates) to Bruce Fleming (with respect to Section 4.06 and Section 5.26) and Nick Blauwiekel (with respect to Section 5.20(b)).
“Law” means any law, ordinance, principle of common law, code, statute, rule, regulation, treaty or other requirement of any Governmental Authority.
“Lien” means any lien, pledge, deed of trust, deed to secure debt, security interest, mortgage, right of first refusal, right of first offer, right-of-way, easement, covenant, condition, title defect, adverse claim of ownership or use, encroachment or other survey defect, option, restriction or other encumbrance.
“Litigation” means any arbitration, action, hearing, charge, complaint, investigation, examination, indictment, audit, litigation, proceeding or suit (whether civil, criminal, or administrative) commenced, brought, conducted or heard by or before any Governmental Authority or arbitrator.
“Losses” means any and all losses, damages, liabilities, debts, obligations, claims, judgments, fines, penalties, Taxes, costs and expenses, including reasonable costs of investigation and defense and attorneys’ fees, costs and expenses; provided, however, that Losses shall not include any (a) punitive damages, unless specifically awarded to a third party in connection with a Third-Party Claim or (b) consequential, remote or speculative damages that are not reasonably foreseeable or unless specifically awarded to a third party in connection with a Third-Party Claim.

_____________________________________________________________________________

“Material Adverse Effect” means any effect, event, change, circumstance, state of facts, development or occurrence that, individually or together with any one or more effects, events, changes, circumstances, state of facts, developments or occurrences, has had or would be reasonably expected to have a material adverse effect on the assets, properties, liabilities, business, results of operations or prospects or condition (financial or otherwise) of a Person other than any adverse change, effect, event, circumstance, state of facts, development or occurrence to the extent attributable to: (a) the economy of the United States of America, the global economy, or the economies, industries or markets in which the Company operates; or (b) the commencement, continuation or escalation of a war, civil unrest, material armed hostilities or other material international or national calamity or act of terrorism; provided, however, that any event or occurrence referred to in clauses (a) through (b) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event or occurrence has a disproportionate effect on such Person compared to other participants in the industries in which such Person conducts its business.
“OFAC” means the U.S. Treasury Department Office of Foreign Asset Control.
“Operating Agreement” means the Limited Liability Company Agreement of the Company, dated December 31, 2016.
“Order” means any award, decision, injunction, judgment, writ, decree, order, ruling or verdict entered, issued, made or rendered by any Governmental Authority.
“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company.
“Payoff Letters” means letters setting forth, or other written evidence of, the amount or amounts required to be paid to the Persons to whom the Company is indebted in respect of Closing Date Indebtedness (including without limitation the Closing Date Indebtedness relating to the intercompany Indebtedness between the Company, on the one hand, and the Seller or any of its Affiliates (other than the Company), on the other hand) to cause such Indebtedness to be paid and satisfied in full and all Liens (other than Permitted Liens) securing such Indebtedness to be released, each of which shall be in form and substance reasonably satisfactory to the Buyer.
“Permit” means any approval, consent, license, permit, certificate, registration, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.
“Permitted Liens” means: (a) solely with respect to real property (i) zoning, building code and similar restrictions and land use Laws that are not violated by the current use or occupancy of such real property, and (ii) easements, covenants, conditions and restrictions of record which, individually or in the aggregate, do not materially and adversely impair the current use or occupancy of such real property; (b) Liens for or relating to Taxes and assessments not yet due and payable; (c) worker’s, carrier’s, mechanic’s, materialman’s and similar Liens (i) for amounts which are not delinquent or (ii) which are being contested in good faith and for which appropriate reserves have

_____________________________________________________________________________

been established on the Financial Statements; and (d) all other immaterial Liens arising in the ordinary course of business (i) for amounts which are not delinquent or (ii) which are being contested in good faith and for which appropriate reserves have been established on the Financial Statements, and, in each case of clauses (i) and (ii), not incurred in connection with the borrowing of money.
“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, limited partnership, business enterprise, joint stock company, trust, association, joint venture, company or other legal entity or any Governmental Authority.
“Pre-Closing Tax Period” means, with respect to any Person, any taxable period of such Person ending on or before the Closing Date and, with respect to any taxable period of such Person beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.
“Purchase Price Cap” means an amount equal to the portion of the Cash Purchase Price actually received by the Seller (or its designee(s)) including any portion attributable to the Closing Date Indebtedness set forth on Section 4.09 of the Disclosure Letter) plus any Positive Adjustment Amount actually received by the Seller (or its designee(s)).
“Related Party” means, when used to indicate a relationship with any Person, (a) to the extent such person is a natural person, any spouse, child, grandchild, sibling, parent or grandparent of such Person (collectively, “Relatives”), (b) any Affiliate of such Person or such Person’s Relatives, (c) any trust or estate in which any of the foregoing has a material beneficial interest or serves as trustee or in a similar fiduciary capacity and (d) any director, senior officer or equity holder of a Person described in clause (b) of this definition.
“Related Party Transaction” means any of the matters described in Section 5.26.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, depositing, injecting, escaping, leaching, dumping, or other releasing into or through the Environment.
“Remedial Action” means all actions required by Law to: (a) clean up, remove, treat or in any other way remediate any Release of Hazardous Materials; (b) prevent the Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the environment; or (c) perform studies, investigations and monitoring related to any such Release of Hazardous Materials.
“Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
“Securities Act” means the Securities Act of 1933 or any successor law, and the rules and regulations issued pursuant thereto.
“Seller Benefit Plans” means each and every employment, severance, consulting, equity and equity-based awards, retention, change of control, pension, benefit, retirement, profit-sharing,

_____________________________________________________________________________

deferred compensation, and other welfare or fringe-benefit agreement, arrangement, plan, policy, and program, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is maintained, sponsored, contributed to, or required to be contributed to by the Seller or any of its Affiliates (other than the Company) for the benefit of any current or former Company Employee or Company Service Provider or any spouse or dependent of such individual or with respect to which the Seller or any of its Affiliates (other than the Company) has any direct or indirect liability, contingent or otherwise.
“Seller Indemnified Parties” means, collectively, the Seller, its Affiliates and each of their respective officers, directors, members, managers, shareholders, counsel, financial advisors, auditors and other professional advisors and their respective successors and permitted assigns; and each of them individually is a “Seller Indemnified Party”. Each Seller Indemnified Party not a party hereto is hereby expressly made and designated as a third party beneficiary of this Agreement and shall have the right, power and authority to enforce the rights granted to him, her or it hereunder as though he, she or it were a party hereto.
“Seller’s Transaction Expenses” means all fees, costs and expenses incurred or subject to reimbursement by the Company in connection with this Agreement and the transactions contemplated hereby (whether incurred prior to or after the date hereof) and which remain unpaid as of the Closing, including: (a) any brokerage, finders’ or other advisory fees, costs, expenses, commissions or similar payments; (b) any fees, costs and expenses of counsel, accountants or other advisors or service provides; (c) the aggregate amount of transaction bonuses payable to current or former Company Employees or Company Service Providers and any other fees, costs and expenses or payments of the Company or any of its Affiliates related to any transaction bonus, discretionary bonus, change-of-control payment, phantom equity payout, severance, “stay-put” or other compensatory payments made to any current or former Company Employees or Company Service Providers as a result of the execution of this Agreement and any documents related hereto or in connection with the transactions contemplated hereby, including any Termination Costs (including, in each case, the amount of the employer portion of any Taxes required to be paid by the Company in connection therewith and any other withholding, employment, payroll or other Taxes relating thereto or arising therefrom); and (d)  any other fees, costs, expenses or payments (including to attorneys, accountants and investment banks) resulting from the change of control of the Company hereunder.
“Specified Tax Representations” means, collectively, the representations and warranties made by the Seller in Sections 5.20(b), (d)(i) and (g)(iv) and the last sentence of Section 5.20(g).
“Tax” means (a) any taxes, levies, fees, imposts, duties or similar charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto), including (i) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (ii) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, healthcare, excise, escheat, branch, payroll, withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes; (b) any liability for the payment of any items described in clause (a) above as a result of (i) being (or ceasing

_____________________________________________________________________________

to be) a member of an affiliated, consolidated, combined, unitary or aggregate group or (ii) being included (or being required to be included) in any Tax Return related to such group; and (c) any liability for the payment of any amounts as a result of any express or implied contractual obligation (other than pursuant to a contractual obligation arising under a contract entered into in the ordinary course of business, the primary purpose of which, is not Taxes), or any successor, transferee or other liability, in respect of any of the items described in clause (a) or (b) above.
“Tax Return” means any return (including any information return), report, statement, schedule, election, disclosure, estimate, notice, form or other document filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax.
“Transition Services Agreement” means the Transition Services Agreement to be entered into at the Closing by and among the Company and the Seller.
“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act or any similar applicable state or local Law.
“Working Capital” means an amount equal to the sum of: (a) the current assets, other than Cash and Cash Equivalents, of the Company minus (b) the current liabilities, other than Indebtedness, of the Company, in each case applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Year-End Financial Statements to the extent consistent with GAAP; provided that the parties hereto acknowledge and agree that Working Capital shall be calculated and determined in accordance with the methodology set forth in Section A of the Disclosure Letter (the methodology used in making such calculation and determination, the “Working Capital Methodology”) and to the extent there is a conflict between the methodologies used in the preparation of the Year-End Financial Statements to the extent consistent with GAAP and the Working Capital Methodology, then the Working Capital Methodology shall control.
“Working Capital Deficiency” means the absolute value of the amount by which Closing Date Working Capital is less than Base Working Capital, if at all.
“Working Capital Methodology” has the meaning set forth in the definition of Working Capital.
“Working Capital Surplus” means the absolute value of the amount by which Closing Date Working Capital is greater than Base Working Capital, if at all.

Section 1.02	Other Defined Terms
The following initially capitalized terms are defined in the sections referenced adjacent to such terms in this Section 1.02 below.

_____________________________________________________________________________

Term	Section
Adjustment Items . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 2.02(a)
Adjustment Position Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 2.04(e)
Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Preamble
Allocation Schedule . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 10.11
Articles of Parent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Recitals
Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Preamble
Buyer Benefit Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 8.04(b)
Buyer Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 6.07
Buyer Indemnitors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 9.02
Buyer Note . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 2.03(b)
Buyer Tax Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 10.09
C&A Grinding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 5.05(d)
Cap . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 9.04(a)
Closing Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 2.02
Common Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Recitals
Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Preamble
Company Copyrights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 5.23(a)
Company Patents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 5.23(a)
Company Trademarks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 5.23(a)
Continuing Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 8.04(a)
Delayed Transfer Asset . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 8.06
Dispute Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 2.04(b)
Dispute Period . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 2.04(b)
Final Adjusted Cash Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 2.05(a)
Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 5.06
Independent Accountants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 2.04(e)
Initial Employee List . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 5.21(d)
Insurance Policies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 5.24
Interim Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 5.06
Interim Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 5.06
Leased Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 5.15(b)
LTIP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 8.04(d)
Material Contract . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 5.22(a)
Material Customer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 5.25(a)
Material Customers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 5.25(a)
Material Supplier . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 5.25(b)
Material Suppliers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 5.25(b)
Most Recent Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 2.02
Negative Adjustment Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 2.05(b)
Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 11.02
Notice Party . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 11.02
Owned Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 5.15(a)
Parent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Recitals
Parent Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Recitals
PFIC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 6.13(c)
Positive Adjustment Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 2.05(a)
Post-Closing Delivery . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 2.04(a)

_____________________________________________________________________________

Pre-Closing Claim . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 8.10
Preferred Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Recitals
QSI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Preamble
Real Estate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 5.19(c)
Real Property Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 5.15(b)
Resolution Period . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 2.04(d)
Restrictive Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 8.05(e)
Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Preamble
Selling Parties’ Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 8.02(a)
Stockholders Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Recitals
Straddle Period . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 10.08
Tangible Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 5.14(a)
Tax Refund . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 10.06
Terminated Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 8.04(a)
Termination Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 5.21(e)
Third-Party Claim . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 9.11(a)
Transfer Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 10.07
Year-End Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 5.06
Year-End Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Section 5.06

Section 1.03	Construction and Interpretation
(a)Section References. The meanings of terms defined herein are equally applicable to the singular and plural of such defined terms. Except as otherwise specifically provided, the words “hereof”, “herein”, “hereto”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. Any references herein to “Section”, “subsection”, “paragraph”, “subparagraph”, “Article”, or “Section” of the Disclosure Letter refer to the sections, subsections, paragraphs, subparagraphs, articles and Disclosure Letter to this Agreement, as appropriate.
(b)Headings. The headings of articles and sections to this Agreement are provided for convenience only and will not affect the construction or interpretation hereof.
(c)No Strict Construction. This Agreement and the Disclosure Letter are a result of negotiations among the parties hereto. Accordingly, neither this Agreement nor the Disclosure Letter hereto shall be construed against any party hereto because of its or its counsel’s involvement in its preparation.
(d)Currency and Payment Methods. Except as otherwise specifically set forth herein, all references to dollars or other monetary values or currency herein shall be deemed to be references to currency of the United States of America. Any payment contemplated by this Agreement shall be made by wire transfer of immediately available funds to an account specified by the payee, by cash, by certified check or by any other method that provides immediately available funds.

_____________________________________________________________________________

(e)Calculation of Interest. In calculating interest payable under this Agreement for any period of time, the first day of such period shall be included and the last day of such period shall be excluded.
(f)Words of Inclusion. When used herein, the terms “including”, “include” and “includes” mean including without limiting the generality of any description preceding such term.
(g)Statutes and Regulations. Unless otherwise provided herein, any reference to any Laws in this Agreement shall refer to such Laws as amended or replaced as of the date of this Agreement.
(h)Payment Dates. If any payment is required to be made, or other action (including the giving of notice) is required to be taken, pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be considered to have been made or taken in compliance with this Agreement if made or taken on the next succeeding Business Day.
(i)Time Periods. In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m., local time in Indianapolis, Indiana, on the last day of the period. If any period of time is to expire hereunder on any day that is not a Business Day, the period shall be deemed to expire at 5:00 p.m., local time in Indianapolis, Indiana, on the next succeeding Business Day.
(j)Writing. References to “in writing”, “written” and similar expressions include material that is printed, handwritten, typewritten, faxed, emailed, or otherwise capable of being visually reproduced at the point of reception.
(k)Disclosure Letter. The Disclosure Letter is organized into sections, which correspond to the section numbers of this Agreement and contain certain information (and in some cases copies of certain documents) called out in this Agreement. Any disclosure under one section of the Disclosure Letter shall be deemed disclosed under all representations and warranties set forth in this Agreement and all other sections of the Disclosure Letter to the extent the relevance of such disclosure to such representations and warranties or other sections of the Disclosure Letter is reasonably apparent on its face. Disclosure of any matter in the Disclosure Letter shall not constitute an expression of a view that such matter is material or is required to be disclosed pursuant to this Agreement. To the extent that any representation or warranty set forth in this Agreement is qualified by the materiality of the matters to which the representation or warranty relates, the inclusion of any matter in the Disclosure Letter does not constitute a determination by the parties hereto that any such matter is material.
(l)Subsidiaries. When used herein, the terms “subsidiary” and “subsidiaries” include all direct and indirect subsidiaries.

_____________________________________________________________________________

Article II
Sale of Equity Securities and the Purchase Price
Section 2.01Sale of Equity Securities
On the terms and subject to the conditions set forth herein, at the Closing and for the consideration further described in this Article II, the Seller shall sell, transfer and convey to the Buyer, free and clear of any and all Liens (other than restrictions imposed by securities laws), and the Buyer shall purchase and acquire from the Seller, all of the Equity Securities.
Section 2.02Delivery of Closing Date Cash Calculations
At least two (2) Business Days prior to the Closing Date, the Seller shall have delivered to the Buyer a balance sheet of the Company as of October 31, 2017 (the “Most Recent Balance Sheet”) and a statement (the “Closing Statement”) setting forth:
(a)the Closing Date Indebtedness, Seller’s Transaction Expenses (which for the avoidance of doubt Seller hereby directs shall be $0) and the Closing Date Working Capital (estimated as of October 31, 2017 based upon the balance sheet as of such date delivered with the Closing Statement) (and resulting Working Capital Surplus or Working Capital Deficiency, as applicable) (collectively, the “Adjustment Items”);
(b)a calculation of the Adjusted Cash Purchase Price (which, with respect to the Seller’s Transaction Expenses, for the avoidance of doubt Seller hereby directs shall be $0) and with respect to Closing Date Working Capital shall be based on Seller’s estimate thereof as of October 31, 2017 based upon the balance sheet as of such date delivered with the Closing Statement) and the Closing Date Cash Payment using the amounts described in clause (a) above.
Section 2.03Payment of Closing Date Cash Payment and Related Amounts
(a)At the Closing, the Buyer shall pay or cause to be paid:
(i)to the Seller an amount equal to the Closing Date Cash Payment; and
(ii)the amounts of the Closing Date Indebtedness as set forth in the Closing Statement to the holders thereof as required by the Payoff Letters. The Seller and the Company shall facilitate such repayment and the release, in connection with such repayment, of any Liens (other than Permitted Liens) securing such Indebtedness.
(b)At the Closing, the Buyer shall issue to the Seller a promissory note in the principal amount set forth on Section D of the Disclosure Letter (the “Buyer Note”).
(c)Immediately following the Closing, the Seller shall contribute the Buyer Note to Parent in exchange for the issuance to the Seller of, and in connection therewith the Buyer shall cause Parent to issue to the Seller, the Parent Shares.

_____________________________________________________________________________

Section 2.04Calculation of Post-Closing Purchase Price Adjustments
(a)Within ninety (90) days after the Closing Date, the Buyer shall deliver to the Seller a statement setting forth, in reasonable detail, the Buyer’s calculation of the Adjustment Items and, based thereon, the Adjusted Cash Purchase Price (such delivery, the “Post-Closing Delivery”). In the event the Buyer fails to timely make the Post-Closing Delivery, the Adjustment Items and the calculation of the Adjusted Cash Purchase Price and the Closing Date Cash Payment by the Seller as set forth in the Closing Statement shall be deemed to be final and correct and shall be binding upon each of the parties hereto.
(b)The Seller shall have thirty (30) days from the date the Buyer makes the Post-Closing Delivery (such period, the “Dispute Period”) to notify the Buyer, in writing, of any objections of the Seller with any component of the Post-Closing Delivery (such written notice, the “Dispute Notice”), which objections, (i) solely with respect to the Closing Date Working Capital, shall be consistent with the Working Capital Methodology and (ii) solely with respect to the Closing Date Indebtedness and the Seller’s Transaction Expenses, shall be consistent with the definitions of such terms, respectively. During the Dispute Period, the Seller and its accountants shall be permitted to review (at the Seller’s sole cost and expense, during regular business hours and upon reasonable prior notice to the Buyer and execution of customary confidentiality or, in the case of Buyer’s Representatives, non-reliance agreements as the Buyer or its applicable Representatives may request) the working papers of the Buyer and (where applicable) the Buyer’s accountants and the financial information and records of the Company, in each case to the extent relating to the matters set forth in the Post-Closing Delivery.
(c)If the Seller fails to deliver a Dispute Notice to the Buyer during the Dispute Period, the Buyer’s calculation of the Adjustment Items and the Adjusted Cash Purchase Price shall be deemed to be final and correct and shall be binding upon each of the parties hereto.
(d)If the Seller delivers a Dispute Notice to the Buyer during the Dispute Period, the Seller and the Buyer shall, for a period of thirty (30) days from the date the Dispute Notice is delivered to the Buyer (such period, the “Resolution Period”), use commercially reasonable efforts to amicably resolve the items in dispute. Any items so resolved by the parties shall be deemed to be final and correct as so resolved and shall be binding upon each of the parties hereto.
(e)If the Seller and the Buyer are unable to resolve all of the items in dispute as set forth in the Dispute Notice during the Resolution Period, then either the Buyer (on the one hand) or the Seller (on the other hand) may refer the items remaining in dispute as set forth in the Dispute Notice, and only such items remaining in dispute, to PricewaterhouseCoopers LLP (the “Independent Accountants”). Such referral shall be made in writing to the Independent Accountants, copies of which shall concurrently be delivered to the non-referring party hereto. The referring party shall furnish the Independent Accountants, at the time of such referral, with the Post-Closing Delivery and the Dispute Notice. The parties shall also furnish the Independent Accountants with such other information and documents as the Independent Accountants may reasonably request in order for them to resolve the items in dispute. The parties hereto shall also, within ten (10) days of the date the items in dispute are referred to the Independent Accountants, provide the Independent Accountants with a written statement (an “Adjustment Position Statement”) describing in

_____________________________________________________________________________

reasonable detail their respective positions on the items in dispute (copies of which will concurrently be delivered to the other parties hereto). If any party fails to timely deliver its Adjustment Position Statement to the Independent Accountants, the Independent Accountants shall resolve the items in dispute solely upon the basis of the information otherwise provided to them in accordance with this Agreement. The Independent Accountants shall be instructed to resolve, in accordance with this Agreement, all disputed items as set forth in the Dispute Notice submitted to them in accordance with this Agreement in a written determination to be delivered to each of the parties hereto within forty-five (45) days after such matter is referred to them; provided, however, that any delay in delivering such determination shall not invalidate such determination or deprive the Independent Accountants of jurisdiction to resolve the items in dispute. In no event shall the Independent Accountants assign a value to any Adjustment Item that is greater than the highest or less than the lowest calculation thereof proposed by the Buyer and the Seller. The decision of the Independent Accountants as to the items in dispute shall constitute an arbitral award and shall be final and binding upon the parties hereto upon which a judgment may be rendered by a court having proper jurisdiction thereover and shall not be subject to judicial review, and any amounts due shall be paid in accordance with the terms of Section 2.05. The fees, costs and expenses of the Independent Accountants shall be allocated between the Buyer, on the one hand, and the Seller, on the other hand, based upon the percentage which the portion of the items in dispute not awarded to each party bears to the amount actually contested by such party. For example, if the Seller claims that the appropriate adjustments are $1,000 greater than the amount determined by the Buyer and if the Independent Accountants ultimately resolve the dispute by awarding to the Seller $300 of the $1,000 contested, then the fees, costs and expenses of the Independent Accountants will be allocated 30% (i.e., 300 ÷ 1,000) to the Buyer and 70% (i.e., 700 ÷ 1,000) to the Seller.
Section 2.05Payment of Post-Closing Cash Purchase Price Adjustment
Upon the final determination of the Adjustment Items under Section 2.04, whether through failure of the Buyer to timely make the Post-Closing Delivery, failure of the Seller to timely deliver a Dispute Notice, agreement of the parties, or determination of the Independent Accountants:
(a)if the Adjusted Cash Purchase Price, calculated using such final determination of the Adjustment Items (the “Final Adjusted Cash Purchase Price”), is greater than the Closing Date Cash Payment (the amount by which the Final Adjusted Cash Purchase Price exceeds the Closing Date Cash Payment, the “Positive Adjustment Amount”), the Buyer and/or QSI shall pay, or cause to be paid, to the Seller an amount equal to the Positive Adjustment Amount in two equal annual installments, with the first installment payable on the first anniversary of the Closing Date, and the second installment payable on the second anniversary of the Closing Date, in each case in immediately available funds to such account or accounts as directed by the Seller, subject to Section 2.08; and
(b)if the Final Adjusted Cash Purchase Price is less than the Closing Date Cash Payment (the amount by which the Final Adjusted Cash Purchase Price is less than the Closing Date Cash Payment, the “Negative Adjustment Amount”), Seller shall, within two (2) Business Days following the final determination of the Adjustment Items under Section 2.04, pay, or cause to be paid, to the Buyer the Negative Adjustment Amount in immediately available funds to such account or accounts as directed by the Buyer.

_____________________________________________________________________________

Section 2.06Deferred Purchase Price; Indemnity Escrow Amount
Not later than the date that is six (6) months following the Closing Date, and subject to Section 2.08, (a) the Buyer and/or QSI shall pay, or cause to be paid: (i) to the Seller the Deferred Purchase Price and (ii) the Indemnity Escrow Amount to the Escrow Agent to be held and disbursed pursuant to the Escrow Agreement; and (b) the Buyer, on the one hand, and the Seller, on the other hand, shall each deliver to the other a counterpart to the Escrow Agreement, duly executed by such Person.
Section 2.07Withholding Rights
The Buyer and the Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as they are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax law. To the extent that such amounts are so withheld and paid over to the proper Governmental Authority by the Buyer or the Company, such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholding or deduction was made. To the extent any such withholding is required, Buyer shall cause all Tax reporting documentation concerning such withholding that is required to be delivered to the applicable Person to be delivered.
Section 2.08Acceleration
After the Closing, in the event of (a) a sale of the majority of Parent to a third party (whether pursuant to an asset sale, stock sale, amalgamation, merger or otherwise, and in a single transaction or a series of related transactions), (b) an IPO (as defined in the Stockholders Agreement), or (c) a refinance of the indebtedness of the Company, any portion of any Positive Adjustment Amount and, solely in the event of the foregoing clauses (a) and (b), any portion of the Deferred Purchase Price, that has not been paid to Seller shall be accelerated and shall immediately become due and payable by Buyer and/or QSI, and shall be paid at the closing of such transaction.
Article III
The Closing and Closing Deliveries
Section 3.01The Closing
The Closing shall occur on the date hereof. The parties shall use their respective best efforts to complete the Closing through electronic means of communication to avoid the necessity of a physical closing. To the extent a physical closing is required, the Closing shall take place at the offices of the Buyer’s counsel, Paul, Weiss, Rifkind, Wharton & Garrison LLP, in New York, New York.
Section 3.02Closing Deliveries of the Company and the Seller
In addition to any other documents specifically required to be delivered pursuant to this Agreement, the Company and the Seller shall deliver the following to the Buyer at the Closing:

_____________________________________________________________________________

(a)certificates (if any) representing all of the Equity Securities owned by the Seller (or duly executed powers of conveyance), duly endorsed for transfer;
(b)a certificate of the Secretary or Assistant Secretary of the Company, dated as of the Closing Date, certifying: (i) the resolutions duly adopted by the Board of Directors of Calumet GP, LLC, a Delaware limited liability company and the general partner of Calumet Specialty Products Partners, L.P., a Delaware limited partnership, which owns all of the issued and outstanding equity securities of the Seller, which in turn owns all of the Equity Securities, authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and (ii) that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing Date;
(c)a reasonably current certificate of good standing for the Company issued by the Secretary of State of Delaware;
(d)a copy of the Certificate of Organization of the Company certified by the Secretary of State of Delaware, and a copy of the Operating Agreement certified by an officer of the Company;
(e)all Payoff Letters;
(f)a certification meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2) and reasonably satisfactory to the Buyer to the effect that Seller is not a “foreign person” as defined in Section 1445 of the Code;
(g)a counterpart to the Transition Services Agreement, duly executed by the Seller;
(h)a counterpart to the IP Assignment Agreement, duly executed by the Seller and Calumet GP, L.L.C.;
(i)a counterpart to the Stockholders Agreement, duly executed by the Seller;
(j)affidavits in customary form to induce the Buyer’s title insurer to issue owner’s policies of title insurance for the Owned Real Property or any portion thereof, subject only to Permitted Liens and exceptions which would be removed by one or more surveys of the Owned Real Property (if surveys are not obtained by Buyer prior to the Closing) and containing or accompanied by affirmative insurance and endorsements (including a so-called non-imputation endorsement) as are customary in the jurisdiction in which the applicable Owned Real Property is located; and
(k)the Buyer Note, duly executed by the Seller.
Section 3.03Closing Deliveries of the Buyer
In addition to any other documents specifically required to be delivered pursuant to this Agreement, the Buyer shall deliver the following to the Seller at the Closing:
(a)a certificate of each of the Secretary or Assistant Secretary of the Buyer and QSI, dated as of the Closing Date, certifying: (i) the resolutions duly adopted by each of the Boards of

_____________________________________________________________________________

Directors of the Buyer and QSI authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and (ii) that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing Date;
(b)a reasonably current certificate of existence or good standing of the Buyer issued by the Secretary of State (or other appropriate office) of the state of the Buyer’s organization;
(c)a counterpart to the Transition Services Agreement, duly executed by the Buyer;
(d)a counterpart to the Stockholders Agreement, duly executed by Parent and the other stockholders of Parent; and
(e)the Buyer Note, duly executed by the Buyer.
Article IV
Representations and Warranties of the Seller
The Seller represents and warrants to the Buyer that the following statements about the Seller are true and correct as of the date hereof.
Section 4.01Organization and Good Standing
The Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.
Section 4.02Authority
The Seller has full power and authority to execute and deliver this Agreement, and each Ancillary Document to which it is a party, to consummate the transactions contemplated by this Agreement and by such Ancillary Documents and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement, and each Ancillary Document to which such entity is a party, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary action on the part of the Seller, and no other proceeding, consent or authorization on the part of the Seller is necessary to authorize this Agreement or any Ancillary Document to which it is a party, or the transactions contemplated hereby or thereby.
Section 4.03Enforceability
This Agreement has been duly and validly executed and delivered by the Seller and constitutes (and each Ancillary Document to which the Seller is a party, when executed and delivered will constitute) a valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws affecting the enforcement of creditors’ rights and remedies generally or by general equitable principles.

_____________________________________________________________________________

Section 4.04No Conflict
The Seller’s: (a) execution, delivery and performance of this Agreement, and each Ancillary Document to which it is a party; (b) consummation of the transactions contemplated hereby and thereby; and (c) compliance with or fulfillment of the terms and provisions hereof and thereof, or of any other agreement or instrument contemplated hereby or thereby, do not (i) conflict with or result in a breach of (A) any of the provisions of the Governing Documents of the Seller, or (B) any resolution adopted by the board of directors or shareholder (or equivalent persons) of the Seller, (ii) give any Governmental Authority or other Person the right to challenge the transactions contemplated hereby or to exercise any remedy or obtain any relief under any Law or Order which affects or binds the Company or any of its properties, (iii) result in the creation or imposition of any Lien, with or without notice or lapse of time or both, on any assets of the Company, or (iv) require the Seller to obtain the approval, consent or authorization of, or to make any declaration, filing or registration with, any Governmental Authority or other Person.
Section 4.05Ownership of Equity Securities
The Seller has good and valid title (legally, beneficially and of record) to all of the Equity Securities, free and clear of any and all Liens (other than Liens imposed by applicable securities laws and restrictions set forth in the Operating Agreement), and has the full right, power and authority to sell, transfer and assign such Equity Securities to Buyer as contemplated by this Agreement. Except as otherwise provided in the Operating Agreement: (a) no Person, other than Buyer, has any right or obligation to purchase or acquire any of such equity securities; and (b) the Seller has no right or obligation to purchase or acquire any equity securities of the Company or any securities of the Company convertible or exercisable into or for equity securities of the Company.
Section 4.06Legal Proceedings
There is no pending or, to the Knowledge of the Seller, threatened Litigation before or by any Governmental Authority against the Seller that would reasonably be expected to restrict the ability of the Seller to enter into and perform its obligations under this Agreement or any Ancillary Document to which the Seller is a party. The Seller is not subject to any outstanding Order that prohibits or otherwise restricts the ability of the Seller to consummate fully the transactions contemplated hereby.
Section 4.07Brokers and Finders
Except as set forth in Section 4.07 of the Disclosure Letter, the Seller has not incurred, directly or indirectly, any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the transactions contemplated hereby.
Section 4.08Investment Representations
The Seller hereby makes the representations and warranties set forth in Section B of the Disclosure Letter.

_____________________________________________________________________________

Section 4.09Intercompany Indebtedness
The aggregate amount of intercompany Indebtedness owed by the Company, on the one hand, to the Seller or any of its Affiliates (other than the Company), on the other hand, as of immediately prior to the Closing is the amount set forth on Section 4.09 of the Disclosure Letter.
Article V
Representations and Warranties Relating to the Company
The Seller hereby represents and warrants to the Buyer that the following statements are true and correct as of the date hereof.
Section 5.01Organization and Good Standing
(a)The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted. The Company has made available to Buyer a true and complete copy of its Governing Documents, each as in effect on the date hereof.
(b)Section 5.01(b) of the Disclosure Letter lists each state or other jurisdiction in which the Company is qualified to conduct business as a foreign entity. The Company is duly licensed or qualified and in good standing (where such concept has meaning) to do business as a foreign entity in each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where its failure to be so licensed or qualified has not and could not reasonably be expected to have a Material Adverse Effect with respect to the Company.
Section 5.02Authority
The Company has full power and authority to execute and deliver this Agreement, and each Ancillary Document to which the Company is a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement, and each Ancillary Document to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of the Company, and no other proceeding, consent or authorization on the part of the Company is necessary to authorize this Agreement or any Ancillary Document to which it is a party or the transactions contemplated hereby or thereby.
Section 5.03Enforceability
This Agreement has been duly and validly executed and delivered by the Company and constitutes (and each Ancillary Document to which the Company is a party, when executed and delivered will constitute) a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws affecting the enforcement of creditors’ rights and remedies generally or by general equitable principles.

_____________________________________________________________________________

Section 5.04No Conflict
The Company’s: (a) execution, delivery and performance of this Agreement, and each Ancillary Document to which it is a party; (b) consummation of the transactions contemplated hereby and thereby; and (c) compliance with or fulfillment of the terms and provisions hereof and thereof, or of any other agreement or instrument contemplated hereby or thereby, do not (i) conflict with or result in a breach of (A) any of the provisions of the Company’s Governing Documents, or (B) any resolution adopted by the board of managers or members of the Company, (ii) give any Governmental Authority or other Person the right to challenge the transactions contemplated hereby or to exercise any remedy or obtain any relief under any Law or Order which affects or binds the Company or any of its properties, (iii) result in the creation or imposition of any Lien, with or without notice or lapse of time or both, on any assets of the Company, (iv) result in a breach of, violate, conflict with or constitute a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach of, violate, conflict with or constitute a default under or give rise to a right of termination or acceleration under any Material Contract or Real Property Lease or (v) except as set forth in Section 5.04 of the Disclosure Letter, require the Company to give notice to, obtain the approval, consent or authorization of, or to make any declaration, filing or registration with, any Governmental Authority or other Person.
Section 5.05Capitalization
(a)Capitalization of the Company. The equity securities of the Company authorized and issued are described on Section 5.05(a) of the Disclosure Letter. All of the issued and outstanding equity securities of the Company: (i) were duly issued in accordance with all applicable Laws and the Governing Documents of the Company; (ii) to the extent such concept is applicable, are fully paid and non-assessable; and (iii) are free of any preemptive rights in respect thereto. Except as set forth on Section 5.05(a) of the Disclosure Letter, there are no other equity securities of the Company (including any securities convertible into or exercisable or exchangeable for equity securities of the Company) authorized, issued, reserved for issuance or outstanding. The Company has no authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the equity holders of the Company on any matter. The Equity Securities being acquired by the Buyer pursuant hereto represent, in the aggregate, all of the equity securities of the Company.
(b)No Other Purchase Rights. Except as otherwise provided in the Operating Agreement, a true and complete copy of which has been made available to the Buyer prior to the date hereof, no Person, other than the Buyer pursuant to this Agreement, has any right or privilege, whether in the form of a written or oral agreement, contract, option, warrant or otherwise, for the purchase, redemption or acquisition of any of the equity securities of the Company or any securities convertible into or exercisable or exchangeable for equity securities of the Company. There are no contracts, agreements or commitments to which the Company is a party or by which it is bound to vote or dispose of any equity securities of the Company.
(c)Other Contractual Rights. The Company has not authorized, granted or issued (or agreed to authorize, grant or issue) any equity appreciation rights, phantom stock rights, profit

_____________________________________________________________________________

participation or similar rights to any Person and no such rights are currently outstanding. There are no voting trusts, proxies or any other agreements or understandings (written or oral) with respect to the voting of the equity securities of the Company, except as otherwise provided in the Operating Agreement. Other than the Operating Agreement, there are no contracts or agreements respecting, preventing or limiting the issuance, redemption, sale, transfer, pledge or redemption of any of the Company’s equity securities or any securities convertible into or exercisable or exchangeable for equity securities of the Company. No Person has any right of first offer, right of first refusal or pre-emptive or similar rights with respect to any of the equity securities of the Company.
(d)Ownership of Equity Securities of Other Persons. Except with respect to the equity securities of C&A Grinding, L.L.C., a Georgia limited liability company (“C&A Grinding”), set forth on Section 5.05(d)(x) of the Disclosure Letter, the Company does not own (directly or indirectly), and has no right or obligation to acquire (directly or indirectly), any equity securities or other securities of any other Person or any direct or indirect equity ownership interest in any other business. The Company is not obligated to make any investment in or capital contribution to any Person. C&A Grinding is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia. C&A Grinding has the requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted. The Company has made available to the Buyer a true and complete copy of C&A Grinding’s Governing Documents, each as in effect on the date hereof. All of the issued and outstanding equity securities of C&A Grinding held by the Company: (i) were duly issued in accordance with all applicable Laws and the Governing Documents of C&A Grinding; (ii) to the extent such concept is applicable, are fully paid and non-assessable; and (iii) other than as set forth in the applicable Governing Documents, are free of any preemptive rights in respect thereto. To the Knowledge of the Company, C&A Grinding has no authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the equity holders of C&A Grinding on any matter. Except as set forth on Section 5.05(d)(y) of the Disclosure Letter or as provided in C&A Grinding’s Governing Documents, solely with respect to the equity securities of C&A Grinding held by the Company, (A) no Person has any right or privilege, whether in the form of a written or oral agreement, contract, option, warrant or otherwise, for the purchase, redemption or acquisition of any such equity securities of C&A Grinding or any securities convertible into or exercisable or exchangeable for any such equity securities of C&A Grinding, (B) there are no contracts, agreements or commitments to which the Company or C&A Grinding is a party or by which either of them is bound to vote or dispose of any such equity securities of C&A Grinding, (C) there are no contracts or agreements respecting, preventing or limiting the issuance, redemption, sale, transfer, pledge or redemption of any of such equity securities or any securities convertible into or exercisable or exchangeable for any such equity securities of C&A Grinding and (D) no Person has any right of first offer, right of first refusal or pre-emptive or similar rights with respect to any of such equity securities of C&A Grinding.
Section 5.06Financial Statements
Attached to Section 5.06 of the Disclosure Letter are true, accurate and complete copies of: (a) the unaudited balance sheet of the Company as of December 31, 2016 (the “Year-End Balance Sheet”) and the related statement of operations and comprehensive income, changes in member

_____________________________________________________________________________

equity and cash flows for the fiscal year then ended (the “Year-End Financial Statements”); and (b) the unaudited balance sheet of the Company as of the Interim Balance Sheet Date (the “Interim Balance Sheet”), and the related statement of operations and income for the six (6) months then ended (the “Interim Financial Statements”) (the Year-End Financial Statements and the Interim Financial Statements, collectively, the “Financial Statements”). Except as described in the Financial Statements (including any notes thereto) and Section 5.06(c) of the Disclosure Letter, the Financial Statements fairly present, in all material respects, the operating results and the financial condition of the Company on the dates and for the periods indicated in accordance with GAAP, subject, in the case of the Interim Financial Statement, to normal year-end adjustments and the absence of notes and other presentation items. Except as set forth in the Financial Statements, the Company does not maintain any “off-balance-sheet arrangement” within the meaning of Item 303 of Regulation S-K of the U.S. Securities and Exchange Commission. The Company’s system of internal controls over financial reporting is sufficient to provide reasonable assurance in all material respects that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, consistently applied.
Section 5.07Accounts Receivable
All accounts receivable of the Company that are reflected on the Interim Balance Sheet, to the extent still remaining outstanding and unpaid, have been valued in accordance with GAAP and represent valid obligations arising from sales actually made or services actually performed, in each case, in the ordinary course of business. All reserves for the collection of such accounts receivable shown on the Interim Balance Sheet were calculated in accordance with GAAP. The accounts receivable created since the date of the Interim Balance Sheet have been created in the ordinary course of business consistent with past practice. Since the date of the Interim Balance Sheet, the Company has not canceled, or agreed to cancel, in whole or in part, any accounts receivable except in the ordinary course of business consistent with past practice. There is no material contest, claim or right of set-off, other than returns in the ordinary course of business, relating to the amount or validity of any such account receivable.
Section 5.08Inventory
All inventory of the Company, including any inventory reflected in the Interim Balance Sheet or the accounting records of the Company, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Interim Balance Sheet or on the accounting records of the Company. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis. The quantities of each item of inventory are not excessive, but are reasonable in the present circumstances of the Company.
Section 5.09No Undisclosed Liabilities
Except as disclosed in the Year-End Balance Sheet or on Section 5.09 of the Disclosure Letter, the Company has no liabilities or obligations that (a) are of the nature required to be disclosed on a balance sheet prepared in accordance with GAAP or (b)  would reasonably be expected to exceed $100,000 individually or $300,000 in the aggregate.

_____________________________________________________________________________

Section 5.10No Material Adverse Effect
Since the Interim Balance Sheet Date, there has not been any Material Adverse Effect with respect to the Company and no event has occurred or circumstance exists, which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect with respect to the Company.
Section 5.11Absence of other Changes and Events
Since the Interim Balance Sheet Date: (a) the Company has conducted its business only in the ordinary course of business consistent with past practice, including with respect to cash and working capital management, collection of accounts receivable and payment of accounts payable (including with respect to the timing thereof) and (b) except as set forth on Section 5.11 of the Disclosure Letter, there has not been any (i) change in the Company’s authorized or issued equity securities (including any split, combination or reclassification of any equity securities of the Company), (ii) grant of any option or right to purchase any of the Company’s equity securities, (iii) issuance of any security convertible into an equity security of the Company, (iv) grant of any registration rights with respect to the equity securities of the Company, (v) issuance, delivery or sale of any equity securities of the Company (whether by merger, consolidation or otherwise), (vi) purchase, redemption, retirement or other acquisition by the Company of any of its equity securities (whether by merger, consolidation or otherwise), (vii) declaration or payment of any non-cash dividend or other distribution (whether in stock or property or any combination thereof) in respect of the Company’s equity securities (whether by merger, consolidation or otherwise), (viii) amendment to any of the Governing Documents or any term of any equity securities of the Company, (ix) increase by the Company of any bonuses, salaries or other compensation to any member, manager or officer (or individual holding similar authority) of the Company or entry into any employment, severance or similar contract or agreement with any member, manager or officer (or individual holding similar authority) of the Company, (x) adoption of, or increase in the payments to or benefits under, any Benefit Plan, (xi) damage to or destruction or loss of any material asset or property of the Company, whether or not covered by insurance, (xii) change in the accounting methods used by the Company or the Company’s Tax elections or Tax Returns, (xiii) incurrence of any capital expenditures or any liabilities in respect thereof, other than any capital expenditures that do not exceed $100,000 individually or $250,000 in the aggregate, (xiv) acquisition (by merger, consolidation or otherwise), directly or indirectly, by the Company of any assets, securities, properties, interests or businesses, other than supplies in the ordinary course of business consistent with past practice, (xv) loan, advance or capital contribution made to, or investment in, any other Person or (xvi) initiation, resolution or settlement of any actual or threatened Litigation involving or against the Company.
Section 5.12Tax Matters
(a)The Company has paid, or made provision for payment of, all Taxes due and payable as of the date hereof, whether in connection with the filing of any Tax Return, pursuant to any assessment, or otherwise. The Company has withheld, deducted and collected and, to the extent required, paid to the proper Governmental Authority or other Person, all Taxes that the Company is or was required by Law to withhold, deduct or collect as of the date hereof.

_____________________________________________________________________________

(b)The Company has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed pursuant to applicable Law as of the date hereof. All such Tax Returns are true, correct and complete in all material respects. The Company has not received any written notice from any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
(c)There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Company for any taxable period and no request for any such waiver or extension is currently pending.
(d)No audit or other proceeding by any Governmental Authority is pending or threatened with respect to any Taxes due from or with respect to the Company, no Governmental Authority has given notice of any intention to assert any deficiency or claim for additional Taxes against the Company, and all deficiencies for Taxes asserted or assessed against the Company have been fully and timely paid, settled or properly reflected in the Financial Statements.
(e)The Company has withheld from its employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate Governmental Authority proper and accurate amounts in all respects for all periods ending on or before the date hereof to the extent required in compliance with all Tax withholding and remitting provisions of applicable Laws and has complied in all respects with all Tax information reporting provisions of all applicable Laws. The Company has properly classified for tax purposes all employees, leased employees, individual consultants and independent contractors.
(f)The Company has never been a member of any consolidated, combined, affiliated, unitary or aggregate group of companies for any Tax purpose, nor has any liability for Taxes of any Person under Treasury Regulation Section 1.1502-6, Treasury Regulation Section 1.1502-78 or similar provision of state, local or non-U.S. Tax Law, as a transferee or successor, by contract (other than pursuant to a contractual obligation arising under a contract entered into in the ordinary course of business, the primary purpose of which, is not Taxes), or otherwise.
(g)The Company has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this acquisition.
(h)The Company has not (i) participated in any listed transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Tax Law) or (ii) taken any reporting position on a Tax Return, which reporting position (A) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local, or non-U.S. Tax Law), and (B) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of state, local, or non-U.S. Tax Law).

_____________________________________________________________________________

(i)The Company will not be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Closing Date any deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Section 481 of the Code or Section 108(i) of the Code or comparable provisions of state, local or non-U.S. Tax Law, or for any other reason.
(j)There are no Liens for Taxes upon the assets or properties of the Company, except for Permitted Liens.
(k)There is no tax sharing agreement, or tax allocation agreement to which the Company is bound.
(l)At all times following the Company’s conversion from a corporation to a limited liability company, the Company has been disregarded as an entity separate from its owner for U.S. federal income tax purposes and any applicable state or local tax purposes.
Section 5.13Ownership of Assets
The Company owns good and (with respect to real property) marketable title to all of the properties and assets (whether real, personal or mixed and whether tangible or intangible) that it purports to own, free and clear of any and all Liens, other than Permitted Liens and any Liens listed on Section 5.13 of the Disclosure Letter.
Section 5.14Condition and Sufficiency of Assets
(a)Except as set forth in Section 5.14(a) of the Disclosure Letter, the equipment, machinery, facilities, furniture, leasehold improvements, fixtures, vehicles, structures, related capitalized items and other tangible personal property (the “Tangible Property”) of the Company are in good operating condition and repair, ordinary wear and tear excepted. During the past three years there has not been any significant interruption of the operations of the business of the Company due to inadequate maintenance of the Tangible Property or otherwise.
(b)Except as set forth in Section 5.14(b) of the Disclosure Letter, the properties and assets owned and leased by the Company are sufficient, in all material respects, for the continued conduct of its businesses immediately after the Closing in substantially the same manner as conducted prior to the Closing.
Section 5.15Real Property Matters
(a)Owned Real Property. Section 5.15(a) of the Disclosure Letter lists all parcels of real property owned by the Company (the “Owned Real Property”). There are no outstanding rights, options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein by any Person. There are no written leases, subleases, licenses, concessions or other agreements granting any Person (other than the Company) the right of use or occupancy of any portion of such parcel except as disclosed in Section 5.15(a) of the Disclosure

_____________________________________________________________________________

Letter. To the Knowledge of the Company, the present use of the Owned Real Property is (i) in material compliance with applicable Laws relating to leasing, zoning, subdivision, building, fire, safety, health, or environmental matters and (ii) in material compliance with covenants, conditions, restrictions or other agreements of record pertaining to the title to the Owned Real Property. The Company has not received written notice from any Governmental Authority of any threatened appropriation, condemnation or like action from any Governmental Authority concerning the Owned Real Property or any part thereof. All buildings, structures, improvements and fixtures located on, under or within the Owned Real Property are in good operating condition and repair, reasonable wear and tear excepted, are free of all material defects, and to the Knowledge of the Company, are structurally sound.
(b)Leased Real Property. Section 5.15(b) of the Disclosure Letter lists (i) all parcels of real property leased, subleased or licensed to the Company, or that the Company otherwise uses, operates or occupies and which is not owned by the Company (the “Leased Real Property”) and (ii) all leases, subleases or other instruments or permits (including all amendments, modifications, supplements and guaranties relating thereto) (the “Real Property Leases”) pursuant to which the Company currently occupies the Leased Real Property. The Company has not subleased or granted any Person the right of use or occupancy of any portion of the Leased Real Property and to the Knowledge of the Company there are no condemnation proceedings pending or threatened against any material portion of the Leased Real Property. Prior to the date hereof, the Company has made available to Buyer a true and complete copy of each Real Property Lease. Each Real Property Lease is in full force and effect and is valid and enforceable against the Company and, to the Knowledge of the Company, against the other parties thereto, in accordance with its terms. The Company is in material compliance with all applicable terms and requirements of each Real Property Lease. To the Knowledge of the Company, each counter-party to each Real Property Lease is in material compliance with all applicable terms and requirements of such Real Property Lease. No event has occurred that, with notice or lapse of time or both, would constitute a breach or violation or default by the Company under any Real Property Lease or, to the Knowledge of the Company, the other parties thereto.
(c)The Owned Real Property, the Leased Real Property and, with respect to business of the Company conducted at any customer’s location, any such locations, collectively constitute all of the real property used in the operation of the business of the Company.
Section 5.16Compliance with Laws
(a)Except as set forth on Section 5.16(a) of the Disclosure Letter, the Company has been since April 1, 2014, and is in compliance with each Law and Order that is applicable to it, except where the failure to comply, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company. Except as set forth on Section 5.16(a) of the Disclosure Letter, to the Knowledge of the Company, no event has occurred or circumstance exists that could reasonably be expected to constitute or result in a material violation by the Company of any applicable Law. Except as set forth on Section 5.16(a) of the Disclosure Letter, the Company has not received any written notice from any Governmental Authority regarding any failure to comply with any applicable Law.
(b)The Company has been since April 1, 2014, and is in compliance with the United States Foreign Corrupt Practices Act of 1977 and any other anti-corruption or anti-bribery Laws of

_____________________________________________________________________________

any jurisdiction where the Company does business, except where the failure to comply, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company. The Company has at all times since April 1, 2014, complied with all Laws relating to export control and trade sanctions or embargoes, except where the failure to comply, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company. The Company has not since April 1, 2014, violated the antiboycott prohibitions contained in 50 U.S.C. Sections 2401 et seq. or taken any action that can be penalized under Section 999 of the Code.
(c)Without limiting the generality of the representations and warranties set forth in clause (a) above, (w) to the Knowledge of the Company, at all times prior to April 1, 2014 and (x) since April 1, 2014: (i) the Company is not now nor has been a Blocked Person and to the Knowledge of the Company, none of the Representatives of the Company is now nor has been a Blocked Person; and (ii) the Company, nor, to the Knowledge of the Company, any of its Representatives, directly or indirectly, (A) conducts or has conducted any business with a Blocked Person, (B) has contributed any funds, goods or services to or for the benefit of, or received any funds, goods or services from, any Blocked Person, (C) has dealt, or otherwise engaged, in any transaction relating to any property or interests in property blocked pursuant to Executive Order 13224, or (D) has engaged in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. Neither the Company nor, to the Knowledge of the Company, any of its Representatives, promotes or engages in, or has (y) to the Knowledge of the Company, at all times prior to April 1, 2014 and (z) since April 1, 2014, promoted or engaged in, violence, terrorism or the destruction of any state.
Section 5.17Licenses, Authorizations and Permits
Section 5.17 of the Disclosure Letter contains a complete and accurate list of each Permit that is held by the Company. Each Permit listed on Section 5.17 of the Disclosure Letter is valid and in full force and effect, except where any failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to be material to the Company. With respect to each Permit listed on Section 5.17 of the Disclosure Letter: (a) the Company is and at all times has been in material compliance will all of the terms and requirements thereof; (b) to the Knowledge of the Company, no event has occurred or circumstance exists that could reasonably be expected to constitute or result in a material violation of or a material failure to comply with any term or requirement thereof; (c) there is no Litigation pending to which the Company is party or, to the Knowledge of the Company, threatened to which the Company is party that would reasonably be expected to result in the termination, revocation, suspension or restriction of any Permit held by the Company or the imposition of any fine, penalty, sanction or other liability for violation of any Law or Order relating to any Permit held by the Company; and (d) the Company has not received any written notice from any Governmental Authority regarding any failure to comply with any term or requirement thereof. The Permits listed on Section 5.17 of the Disclosure Letter collectively constitute all of the Permits necessary for the Company to own, operate, use and maintain its assets in the manner in which they are now owned, operated, used and maintained and to lawfully conduct its business in the manner currently conducted. None of the Permits listed on Section 5.17 of the

_____________________________________________________________________________

Disclosure Letter shall be adversely affected in any manner by the consummation of the transactions contemplated by this Agreement or any Ancillary Document.
Section 5.18Legal and Other Proceedings
Except as set forth on Section 5.18 of the Disclosure Letter, there is no pending or, to the Knowledge of the Company, threatened Litigation by or against the Company. Except as set forth on Section 5.18 of the Disclosure Letter: (a) to the Knowledge of the Company, no such Litigation has been threatened by any Governmental Authority or by any other Person against any officer or director of the Company or any Company Employee or Company Service Provider in their capacities as such or any other Person with respect to which the Company has or could reasonably be expected to have an indemnification obligation; and (b) to the Knowledge of the Company, no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as the basis for the commencement of any such Litigation. The Company is not subject to any Order other than those set forth on Section 5.18 of the Disclosure Letter.
Section 5.19Environmental Matters
(a)Compliance with Environmental Laws. Except as set forth in Section 5.19(a) of the Disclosure Letter, the Company is and has been, for the five years prior to the Closing Date, in material compliance with each Environmental Law applicable to it, its operations and its business. The Company holds and maintains in full force and effect, and is and for the past five years has been in material compliance with all Permits required under Environmental Law.
(b)Environmental Liabilities. Except as set forth in Section 5.19(b) of the Disclosure Letter, the Company has not received any written notice or other written communication from any Governmental Authority or other Person of, and is not subject to any Litigation arising from, any actual or potential violation by the Company of, or liability of the Company under, any Environmental Law or relating to Hazardous Activity. The Company has not contractually assumed any liability under Environmental Law except as would not reasonably be expected to result in material liability to the Company, and is not subject to any Order or settlement relating to compliance with any Environmental Law or Remedial Actions under any Environmental Law. Except as set forth in Section 5.19(b) of the Disclosure Letter, to the Knowledge of the Company, there are no facts or circumstances that are reasonably likely to result in the Company incurring liability under any Environmental Law, including for any personal injury or damage to any real property arising from the release or threatened Release of, or exposure to, any Hazardous Material.
(c)Hazardous Materials at the Real Estate. Except as set forth in Section 5.19(c) of the Disclosure Letter, there are no Hazardous Materials present on, or Released at or from, any real property described on Section 5.15(a) of the Disclosure Letter or Section 5.15(b) of the Disclosure Letter (the “Real Estate”) or, to the Knowledge of the Company, any real property formerly owned, leased or operated by the Company, except for Hazardous Materials stored or present thereon in material compliance with Environmental Laws and as would not reasonably be expected to result in a material liability to the Company under Environmental Law.

_____________________________________________________________________________

(d)Release of Hazardous Materials. Except as set forth in Section 5.19(d) of the Disclosure Letter, to the Knowledge of the Company, there has been no Release of any Hazardous Materials at or from the Real Estate.
(e)Conduct of Hazardous Activities. The Company has not permitted or conducted any Hazardous Activity at or from any Real Estate, except in compliance with applicable Environmental Laws and as would not reasonably be expected to result in material liability to the Company under Environmental Law. With respect to its business and its Hazardous Activity, the Company has submitted all reports, filings and registrations to Governmental Authorities required under applicable Environmental Law, except as would not reasonably be expected to result in material liability to the Company under Environmental Laws.
(f)Environmental Analysis. Prior to the date hereof, the Company has made available to the Buyer complete, accurate and current copies of all material environmental reports, studies, analyses, tests or monitoring reports issued or dated after January 1, 2014, concerning the Real Estate and the Company’s compliance with Environmental Laws and which are within the possession or control of the Company.
(g)The representations and warranties set forth in Section 5.09 and Section 5.18 and this Section 5.19 are the sole and exclusive representations and warranties of the Seller regarding environmental matters.
Section 5.20Employee Benefit Matters
(a)Benefit Plans. Section 5.20(a)(i) of the Disclosure Letter sets forth a true and complete list of each Benefit Plan. Except as set forth on Section 5.20(a)(ii) of the Disclosure Letter, there are no Company Benefit Plans.
(b)Pension Plans and MEWAs. Neither the Company nor any current or former ERISA Affiliate of the Company has ever made or had an obligation to make any contributions to any multi‑employer plan (as defined in ERISA Section 3(37) or 4001(a)(3)) or to any pension plan subject to the minimum funding standards of ERISA or Title IV of ERISA or “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. There is no ERISA Affiliate Liability and, to the Knowledge of the Company and the Knowledge of the Seller, no condition exists that could reasonably be expected to result in any ERISA Affiliate Liability.
(c)Terminated Plans. Neither the Company nor any current or former ERISA Affiliate of the Company has terminated or taken action to terminate (in part or in whole) any Benefit Plans.
(d)Administration of Plans.
(i)Each Benefit Plan has been administered, operated and maintained in material compliance with its terms and any Laws applicable to such Benefit Plan, including (to the extent applicable) ERISA, COBRA, the Health Insurance Portability and Accountability Act of 1996, and the Code. With respect to each Benefit Plan that is intended to qualify under Section 401(a) or Section 501(c)(9) of the Code (A) such Benefit Plan has received a favorable determination or opinion letter from the Internal Revenue Service, (B) any related

_____________________________________________________________________________

trusts have been determined to be exempt from taxation, and (C) to the Knowledge of the Company, nothing has occurred since the date of such opinion or determination letter that could reasonably be expected to adversely affect such qualification or exemption. No “prohibited transactions” within the meaning of Section 406 of 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist have occurred with respect to any Benefit Plan.
(ii)No Person has been improperly excluded from participation in any Benefit Plan. All individuals classified and treated as consultants, temporary workers or independent contractors of the Company, on a full-time or part-time basis, are properly classified and treated as such under all applicable Laws. Except for claims for benefits arising in the ordinary course with respect to any Benefit Plan, there are no claims or Litigations pending or, to the Knowledge of the Company, threatened with respect to any Benefit Plan, and no facts or circumstances exist that could reasonably be expected to result in a material liability to the Company, directly or indirectly.
(e)Plan Documents. With respect to each Benefit Plan (other than the Side Letter Agreement (as defined in Section 5.20(a)(i) of the Disclosure Letter)), there has been made available to the Buyer a true and complete copy of (or, to the extent no such copy exists, an accurate description thereof) and, to the extent applicable: the most recently filed Form 5500 annual report; the summary plan description together with each summary of material modifications thereto; the most recent actuarial report; the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests); the plan document and all amendments thereto and the Internal Revenue Service determination letter or opinion letter.
(f)§409A Compliance. Each Benefit Plan that provides for the deferral of compensation subject to Code Section 409A is, and has been since January 1, 2009, properly documented in writing in accordance with the Treasury Regulations promulgated thereunder and has, since January 1, 2005, been operated in compliance with such provisions and other guidance in effect from time to time since such date.
(g)Acceleration. Except as set forth on Section 5.20(g) of the Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated thereby, whether alone or in combination with any other event will (i) entitle any current or former officer or director of the Company or any Company Employee or Company Service Provider to any enhanced payment, severance entitlement or indemnity, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former officer or director of the Company or any Company Employee or Company Service Provider, (iii) result in any limitation or restriction on the right of the Company to merge, amend or terminate any of the Benefit Plans, or (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(a) of the Code. No Person is entitled to receive a gross-up or reimbursement of Taxes imposed under Section 409A or Section 4999 of the Code or any similar provision of applicable requirements of Law.

_____________________________________________________________________________

Section 5.21Labor and Employment Matters
(a)Compliance with Labor and Employment Laws. The Company has complied in all material respects with all Laws relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, employee classification, immigration, wages, hours, benefits and collective bargaining and labor relations.
(b)Labor Matters. The Company is not a party to any collective bargaining agreement or other labor contract. There is no labor organizational activity or labor dispute affecting the Company. There is not presently pending or existing, and to the Company’s Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving the Company. To the Company’s Knowledge no event has occurred or circumstance exists that could reasonably be expected to provide the basis for any work stoppage or other labor dispute involving the Company Employees. Except as set forth on Section 5.21(b) of the Disclosure Letter, there is not pending or, to the Company’s Knowledge, threatened against or affecting the Company any Litigation relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Authority. No application or petition for an election of or for certification of a collective bargaining agent is pending with respect to the Company. There is no lockout of any employees by the Company, and no such action is contemplated by the Company.
(c)WARN Act. The Company has not incurred any Loss under the WARN Act that remains unsatisfied.
(d)Employee Census. Section 5.21(d) of the Disclosure Letter sets forth, as of October 31, 2017, a true and complete list setting forth the name, position, job location, primary place of residence, salary or wage rate, commission status, bonus opportunity, date of hire, full- or part-time status and “exempt” or “non-exempt” status, for each Company Employee (the “Initial Employee List”). The Company does not have any employees.
(e)Employee Transition. There are no expenses or liabilities incurred by the Company or the Buyer in connection with the termination of the Terminated Employees (including any severance or other amounts owed to any Terminated Employee and any WARN Act liability, if applicable) (collectively, “Termination Costs”) other than any Termination Costs that have been treated as Seller’s Transaction Expenses hereunder.
Section 5.22Contracts and Agreements
(a)List of Material Contracts. Section 5.22 of the Disclosure Letter contains a list of all Material Contracts. “Material Contract” shall mean the following:
(i)each contract or agreement to which the Company is a party with a customer or supplier with which the Company does an annual amount of business in excess of $100,000;
(ii)each contract or agreement relating to the title to, or ownership, lease, use, sale, exchange or transfer of, any leasehold or other interest in any personal property under

_____________________________________________________________________________

which the Company is obligated to pay an amount in excess of $30,000 on an annual basis;
(iii)each contract or agreement to which the Company is a party containing covenants that purport to restrict the Company’s business activity or limit the freedom of the Company to engage in any line of business or to compete with any Person or establishes an exclusive sale or purchase obligation with respect to any product or any geographic location or provides for “most favored nations” terms;
(iv)each power of attorney granted by the Company that is currently effective and outstanding;
(v)each contract or agreement to which the Company is a party that obligates it to make capital expenditures in excess of $50,000;
(vi)each contract or agreement under which the Company has continuing material indemnification obligations to any Person, other than contracts or agreements with customers or suppliers entered into in the ordinary course of business;
(vii)each contract or agreement to which the Company is a party with any current or former officer, director, stockholder, member, unitholder or Affiliate of the Company, or with any Related Party of any of the foregoing;
(viii)each contract or agreement to which the Company, the Seller or any of their respective Affiliates is a party with any labor union or association relating to any current or former Company Employee;
(ix)each contract or agreement to which the Company is a party entered into in the past three years involving any resolution or settlement of any actual or threatened Litigation with a value of greater than $50,000 or which imposes material continuing obligations on the Company;
(x)each contract or agreement relating to Indebtedness of the Company;
(xi)each contract or agreement under which the Company would incur any change-in-control payment or similar compensation obligations to the Company Employees, the Company Service Providers or any other Person by reason of this Agreement or the transactions contemplated hereby;
(xii)each stock option, stock purchase or stock appreciation plan to which the Company is a party or related to the Equity Securities;
(xiii)each contract or agreement under which the Company has advanced or loaned an amount to any Person, other than trade credit in the ordinary course of business consistent with past practice;
(xiv)each joint venture, partnership or limited liability company contract or agreement to which the Company is a party;

_____________________________________________________________________________

(xv)each employment, severance, retention, non-competition or separation contract or agreement to which the Company is a party with any current or former director or officer of the Company or any Company Employee or Company Service Provider;
(xvi)each contract or agreement to which the Company is a party for the sale, transfer or acquisition of any of the assets, equity securities or business of the Company (other than, in the case of sales or transfers of assets, in the ordinary course of business consistent with past practice), in each case under which there are material outstanding obligations;
(xvii)each license, covenant-not-to-sue or other contract or agreement (A) granting the Company the right to use any intellectual property that is material to the conduct of its business (other than non-exclusive licenses for commercially available off-the-shelf software involving payments of no more than $50,000 per year) and (B) pursuant to which the Company grants a license to any material Owned Intellectual Property;
(xviii)any other contract or agreement (or group of related contracts or agreements) the performance of which requires aggregate payments to or from the Company in excess of $50,000 per year that is not terminable with less than 60 days’ notice; and
(xix)each amendment, supplement and modification in respect of any of the foregoing.
(b)Validity and Performance of Material Contracts. Prior to the date hereof, the Company has made available to the Buyer a true and complete (i) copy of each written Material Contract (other than the Side Letter Agreement (as defined in Section 5.20(a)(i) of the Disclosure Letter)) and (ii) summary of all of the material terms and conditions of each oral Material Contract. Each Material Contract is in full force and effect and is valid and enforceable against the Company and, to the Knowledge of the Company, against the other parties thereto, in accordance with its terms. The Company is in material compliance with all applicable terms and requirements of each Material Contract. To the Knowledge of the Company, each counter-party to each Material Contract is in material compliance with all applicable terms and requirements of such Material Contract. No event has occurred that, with notice or lapse of time or both, would constitute a breach or violation or default by the Company under any Material Contract or, to the Knowledge of the Company, the other parties thereto.
Section 5.23Intellectual Property
(a)All Company Intellectual Property is either Owned Intellectual Property or is used by the Company pursuant to a valid license contract. Section 5.23(a) of the Disclosure Letter sets forth a true, correct and complete list of (i) all of the patents and patent applications that are owned by the Company (collectively, the “Company Patents”), (ii) all assumed fictional business names, trade names, registered trademarks, service marks and applications that are owned by the Company (collectively, the “Company Trademarks”), (iii) all registered copyrights (in both published and unpublished works) owned by the Company (collectively, the “Company Copyrights”), (iv) all

_____________________________________________________________________________

Internet domain name registrations owned by the Company, and (v) any other material unregistered Owned Intellectual Property. All of the issued Company Patents, registered Company Trademarks, and registered Company Copyrights are in compliance, in all material respects, with applicable Law (including, with respect to Company Patents, filing, examination and maintenance fees and proofs of working or use, and with respect to Company Trademarks, timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, have not expired or been cancelled, abandoned or otherwise terminated. Except as set forth on Section 5.23(a) of the Disclosure Letter, (x) no Company Patent is involved in any interference, reissue, reexamination or opposition proceeding and (y) no Company Trademark has been or now is involved in any opposition, invalidation or cancellation proceeding and no such action is threatened in writing, or to the Knowledge of the Company, orally, with respect to any of the Company Trademarks. The Company owns and possesses all right, title and interest in and to the Owned Intellectual Property free and clear of all Liens (other than Permitted Liens).
(b)Except as set forth in Section 5.23(b) of the Disclosure Letter, the conduct of the business of the Company, the Owned Intellectual Property, and the products manufactured or sold, or services performed, by the Company do not infringe or otherwise violate any Intellectual Property or other proprietary rights of any other Person, and there is no Litigation or other proceeding pending or, to the Knowledge of the Company, threatened alleging any such infringement or violation or challenging the Company’s rights in or to any Owned Intellectual Property and, to the Knowledge of the Company, there is no existing fact or circumstance that would be reasonably expected to give rise to any such Litigation. To the Knowledge of the Company, no Person is infringing or otherwise violating any Company Intellectual Property.
(c)The Company IT Assets operate and perform in all material respects as is necessary for the business of the Company as currently conducted, and, to the Knowledge of the Company, do not contain any material faults, viruses, software routines or hardware components designed to permit unauthorized access or to disable or otherwise harm any computer systems or software. To the Knowledge of the Company, there has been no material failure of the Company IT Assets in the past three (3) years which has not been fully resolved and no Person has gained unauthorized access to the Company IT Assets.
Section 5.24Insurance
Section 5.24 of the Disclosure Letter sets forth a true and complete list of all policies of insurance to which the Company is a party or to which the Seller or any of its Affiliates is a party that provides coverage to the Company (the “Insurance Policies”). The Insurance Policies are valid and enforceable, and are sufficient for compliance with all applicable Laws and contracts or agreements to which the Company is a party. The Company has not received any refusal of coverage or any notice that a defense will be afforded with reservation of rights or any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder. The Company has made available to the Buyer (a) loss-runs for the last three years in respect of the Insurance Policies that the Company is a party to and (b) portions relating to the Company (if any) of loss-runs for the last three years in respect of any other Insurance Policies.

_____________________________________________________________________________

Section 5.25Customers and Suppliers
(a)Customers. Section 5.25(a) of the Disclosure Letter lists the Company’s top ten (10) customers by dollar sales volume during the fiscal year ended December 31, 2016 (each, a “Material Customer” and, collectively, the “Material Customers”). No Material Customer has: (i) terminated, or communicated in writing to the Company its intention to terminate, its relationship with the Company; or (ii) reduced substantially (other than in the ordinary course of business), or communicated in writing to the Company its intention to reduce substantially, the quantity of products or services it purchases from the Company.
(b)Suppliers. Section 5.25(b) of the Disclosure Letter lists the Company’s top ten (10) suppliers by dollar volume of purchases during the fiscal year ended December 31, 2016 (each, a “Material Supplier” and, collectively, the “Material Suppliers”). No Material Supplier has: (i) terminated, or communicated in writing to the Company its intention to terminate, its relationship with the Company; or (ii) reduced substantially (other than in the ordinary course of business), or communicated in writing to the Company its intention to reduce substantially, the quantity of products or services it sells to the Company.
Section 5.26Related Party Transactions
Neither (a) the Seller; (b) any of its Affiliates (other than the Company); (c) any current or former (that so became “former” since April 1, 2014) officer, director, stockholder, member or unitholder of the Company; nor (d) to the Knowledge of the Company or the Knowledge of the Seller, any Related Party of the foregoing Persons described in clause (c): (i) has material business dealings with the Company; (ii) is a party to or the beneficiary of any contract or agreement with the Company; or (iii) is engaged in competition with the Company, other than in each case as set forth in Section 5.26 of the Disclosure Letter. Neither (w) the Seller; (x) any of its Affiliates (other than the Company); (y) any current officer, director, stockholder, member, unitholder of the Company; nor (z) to the Knowledge of the Company or the Knowledge of the Seller, any Related Party of the foregoing Persons described in clause (y) owns or has the right to acquire an interest in any Person that falls within any of the foregoing clauses (i) through (iii), other than as set forth in Section 5.26 of the Disclosure Letter.
Section 5.27Brokers and Finders
Except as set forth in Section 5.27 of the Disclosure Letter, the Company has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the transactions contemplated hereby.
Section 5.28C&A Grinding Matters
C&A Grinding does not, and could not reasonably be expected to, have any Losses for which the Company is or could reasonably be expected to be responsible. To the Knowledge of the Company, (a) there is no pending or threatened Litigation by or against C&A Grinding, (b) no such Litigation has been threatened by any Governmental Authority or by any other Person against any officer, director or employee of C&A Grinding in their capacities as such or any other Person with respect to which the Company or C&A Grinding has or could reasonably be expected to have an

_____________________________________________________________________________

indemnification obligation, (c) no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as the basis for the commencement of any such Litigation and (d) C&A Grinding is not subject to any Order. To the Knowledge of the Company, C&A Grinding has no Indebtedness. To the Knowledge of the Company, there has not been any Material Adverse Effect with respect to C&A Grinding and no event has occurred or circumstance exists which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect with respect to C&A Grinding.
Article VI
Representations and Warranties of the Buyer
QSI and the Buyer hereby, jointly and severally, represent and warrant to the Seller that the following statements are true and correct as of the date hereof.
Section 6.01Organization and Good Standing
(a)Each of QSI and the Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Parent and its subsidiaries have the requisite power and authority to own or lease their assets and properties and to conduct their businesses as they are now being conducted.
(b)Parent and each of its subsidiaries is duly licensed or qualified and in good standing (where such concept has meaning) to do business as a foreign entity in each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where its failure to be so licensed or qualified has not and could not reasonably be expected to have a Material Adverse Effect with respect to Parent and each of its subsidiaries, taken as a whole.
Section 6.02Authority
Each of QSI and the Buyer has full power and authority to execute and deliver this Agreement, and each Ancillary Document to which it is a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement, and each Ancillary Document to which such entity is a party, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of each of QSI and the Buyer, and no other proceeding, consent or authorization on the part of each of QSI or the Buyer is necessary to authorize this Agreement or any Ancillary Document to which it is a party or the transactions contemplated hereby or thereby.
Section 6.03Enforceability
This Agreement has been duly and validly executed and delivered by each of QSI and the Buyer and constitutes (and each Ancillary Document to which QSI and/or the Buyer is a party, when executed and delivered will constitute) a valid and legally binding obligation of QSI or the Buyer (as applicable), enforceable against QSI or the Buyer (as applicable) in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws affecting the enforcement of creditors’ rights and remedies generally or by general equitable principles.

_____________________________________________________________________________

Section 6.04No Conflict
QSI’s and/or the Buyer’s: (a) execution, delivery and performance of this Agreement, and each Ancillary Document to which it is a party; (b) consummation of the transactions contemplated hereby and thereby; and (c) compliance with or fulfillment of the terms and provisions hereof and thereof, or of any other agreement or instrument contemplated hereby or thereby, do not (i) conflict with or result in a breach of (A) any of the provisions of the Governing Documents of QSI or the Buyer, or (B) any resolution adopted by the board of directors or shareholder (or equivalent Persons) of QSI or the Buyer, (ii) give any Governmental Authority or other Person the right to challenge the transactions contemplated hereby or to exercise any remedy or obtain any relief under any Law or Order which affects or binds QSI or the Buyer or any of their respective properties, (iii) result in the creation or imposition of any Lien, with or without notice or lapse of time or both, on any assets of QSI or the Buyer, or (iv) require QSI or the Buyer to give notice to, obtain the approval, consent or authorization of, or to make any declaration, filing or registration with, any Governmental Authority or other Person.
Section 6.05Broker’s Fees
The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
Section 6.06Capitalization
(a)Capitalization of Parent. The equity securities of Parent that are authorized and issued, both without giving effect to the transactions contemplated by this Agreement and on a pro forma basis immediately after the consummation of the transactions contemplated hereby, are described on Section 6.06(a) of the Disclosure Letter. All of the issued and outstanding equity securities of Parent: (i) were duly issued in accordance with all applicable Laws and the Governing Documents of Parent; (ii) to the extent such concept is applicable, are fully paid and non-assessable; and (iii) are free of any preemptive rights in respect thereto. Except as set forth on Section 6.06(a) of the Disclosure Letter, there are no other equity securities of Parent (including any securities convertible into or exercisable or exchangeable for equity securities of Parent) authorized, issued, reserved for issuance or outstanding. Parent has no authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the equity holders of Parent on any matter.
(b)No Other Purchase Rights. Except as otherwise provided in Parent’s Governing Documents, a true and complete copy of which has been made available to the Seller prior to the date hereof, no Person, other than the Seller pursuant to this Agreement, has any right or privilege, whether in the form of a written or oral agreement, contract, option, warrant or otherwise, for the purchase, redemption or acquisition of any of the equity securities of Parent or any securities convertible into or exercisable or exchangeable for equity securities of Parent. There are no contracts, agreements or commitments to which Parent is a party or by which it is bound to vote or dispose of any equity securities of Parent.
(c)Other Contractual Rights. Parent has not authorized, granted or issued (or agreed to authorize, grant or issue) any equity appreciation rights, phantom stock rights, profit participation

_____________________________________________________________________________

or similar rights to any Person and no such rights are currently outstanding. There are no voting trusts, proxies or any other agreements or understandings (written or oral) with respect to the voting of the equity securities of Parent, except as otherwise provided in the Parent’s Governing Documents. Other than Parent’s Governing Documents, there are no contracts or agreements respecting, preventing or limiting the issuance, redemption, sale, transfer, pledge or redemption of Parent’s equity securities or any securities convertible into or exercisable or exchangeable for equity securities of Parent. No Person has any right of first offer, right of first refusal or pre-emptive or similar rights with respect to any of the equity securities of Parent, except as otherwise provided in Parent’s Governing Documents.
(d)Parent Subsidiaries. Section 6.06(d)(i) of the Disclosure Letter sets forth a true and complete list of each subsidiary of Parent. Except as otherwise indicated on Section 6.06(d)(i) of the Disclosure Letter, each such subsidiary is wholly-owned by Parent, directly or indirectly, free and clear of any Liens (other than Permitted Liens). All of the issued and outstanding equity securities of such subsidiaries: (i) were duly issued in accordance with all applicable Laws and the Governing Documents of the applicable subsidiary; (ii) to the extent such concept is applicable, are fully paid and non-assessable; and (iii) except as otherwise provided in each such subsidiary’s Governing Documents, are free of any preemptive rights in respect thereto. Except as otherwise provided in the Governing Documents of the Persons set forth on Section 6.06(d)(ii) of the Disclosure Letter, no Person has any right or privilege, whether in the form of a written or oral agreement, contract, option, warrant or otherwise, for the purchase, redemption or acquisition of any of the equity securities of such subsidiary or any securities convertible into or exercisable or exchangeable for equity securities of such subsidiary.
(e)Purchased Shares. When issued to the Seller, the Parent Shares will be (i) duly issued in accordance with all applicable Laws and the Governing Documents of the Parent; (ii) fully paid and non-assessable; and (iii) except as otherwise provided in the Stockholders Agreement, free of any preemptive rights in respect thereto.  The offering, issuance and delivery of the Parent Shares to the Seller pursuant to this Agreement (A) have been duly authorized by all necessary action on the part of the Parent and its shareholders and (B) assuming the accuracy of the representations contained in Article IV and Article V in all respects, are exempt from prospectus and registration requirements under the applicable Canadian securities Laws. Assuming the accuracy of the representations contained in Article IV and Article V in all respects, the issuance of all securities of the Parent has been made in compliance with applicable Canadian corporate and securities Laws. The Parent is not a "reporting issuer" in any Canadian jurisdiction and there is no published market for the shares of the Parent.  The Parent is a "private issuer" within the meaning of National Instrument 45-106 - Prospectus Exemptions of the Canadian Securities Administrators.
Section 6.07Financial Statements
Attached to Section 6.07 of the Disclosure Letter is a true, accurate and complete copies of: (a) the audited consolidated financial statements of Q’Max Solutions, Inc. as of December 31, 2016, which includes the related balance sheets, statements of operations, statements of other comprehensive income, statements of stockholder’s equity and statements of cash flows for the fiscal year then ended and (b) the unaudited consolidated balance sheet of Q’Max Solutions, Inc. as of the Interim Balance Sheet Date (collectively, the “Buyer Financial Statements”). Except as described in the Buyer Financial Statements (including any notes thereto) and Section 6.07 of the

_____________________________________________________________________________

Disclosure Letter, the Financial Statements fairly present, in all material respects, the operating results and the financial condition of Q’Max Solutions, Inc. and the other Persons included therein on the dates and for the periods indicated in accordance with GAAP.
Section 6.08Independent Investigation
The Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial and otherwise) and assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, records and other documents and data of the Company for such purpose. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer has relied solely upon its own investigation and the express representations and warranties of the Seller and about the Company set forth above in Articles IV and V.
Section 6.09Investment Intent
The Buyer is acquiring the equity securities of the Company as provided herein for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933. The Company has made available to the Buyer and its Representatives and agents the opportunity to ask questions of the Company Employees who are officers and management employees and to acquire such additional information about the business and financial condition of the Company as the Buyer has requested, and all such information has been received by and is acceptable to the Buyer.
Section 6.10Solvency
Assuming the accuracy of the representations contained in Article IV and Article V in all respects, immediately after giving effect to the transactions contemplated by this Agreement, QSI, the Buyer and the Company shall (a) be able to pay their debts as they become due, (b) own property having a fair saleable value greater than the amounts required to pay debts (including a reasonable estimate of the amount of all contingent liabilities) and (c) have adequate capital to carry on their businesses.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of QSI, the Buyer or the Company.
Section 6.11No Undisclosed Liabilities
Except as disclosed in the Buyer Financial Statements or on Section 6.11 of the Disclosure Letter, Parent and its subsidiaries have no liabilities or obligations that (a) are of the nature required to be disclosed on a balance sheet prepared in accordance with GAAP or (b) individually would reasonably be expected to exceed $400,000.
Section 6.12No Material Adverse Effect
Since the Interim Balance Sheet Date, there has not been any Material Adverse Effect with respect to the Buyer and no event has occurred or circumstance exists, which, individually or in the

_____________________________________________________________________________

aggregate, could reasonably be expected to result in a Material Adverse Effect with respect to the Buyer.
Section 6.13Tax Matters
(a)Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect with respect to Parent and its subsidiaries, Parent and its subsidiaries have paid, or made provision for payment of, all Taxes due and payable as of the date hereof, whether in connection with the filing of any Tax Return, pursuant to any assessment or otherwise and has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed pursuant to applicable Law as of the date hereof.
(b)Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect with respect to Parent and its subsidiaries, no audit or other proceeding by any Governmental Authority is pending or, to the Knowledge of the Buyer, threatened with respect to any Taxes due from or with respect to Parent, and no Governmental Authority has given written notice to Parent or its subsidiaries of any intention to assert any deficiency or claim for additional Taxes against Parent or its subsidiaries.
(c)Neither Parent nor any of its direct or indirect subsidiaries which the Seller will be treated under Section 1298(a) of the Code as owning following the Closing constitutes a passive foreign investment company (“PFIC”) as that term is defined in Section 1297 of the Code (determined without regard to the exclusion set forth in section 1297(d) of the Code).
Section 6.14Compliance with Laws
(a)Parent and its subsidiaries have been since May 23, 2014 and are in compliance with each Law and Order that is applicable to them, except where the failure to comply, individually or in the aggregate, has not been and would not reasonably be expected to be material to Parent and its subsidiaries, taken as a whole. To the Knowledge of the Buyer, no event has occurred or circumstance exists that could reasonably be expected to constitute or result in a material violation by Parent or its subsidiaries of any applicable Law. Parent or its subsidiaries have not received any written notice from any Governmental Authority regarding any failure to comply with any applicable Law.
(b)Parent and its subsidiaries have been since May 23, 2014 and are in compliance with the United States Foreign Corrupt Practices Act of 1977 and any other anti-corruption or anti-bribery Laws of any jurisdiction where Parent or its subsidiaries do business, except where the failure to comply, individually or in the aggregate, has not been and would not reasonably be expected to be material to Parent and its subsidiaries, taken as a whole. Parent and its subsidiaries have at all times since May 23, 2014 complied with all Laws relating to export control and trade sanctions or embargoes, except where the failure to comply, individually or in the aggregate, has not been and would not reasonably be expected to be material to Parent and its subsidiaries, taken as a whole. Parent or its subsidiaries have not since May 23, 2014 violated the antiboycott prohibitions contained in 50 U.S.C. Sections 2401 et seq. or taken any action that can be penalized under Section 999 of the Code.

_____________________________________________________________________________

(c)Without limiting the generality of the representations and warranties set forth in clause (a) above, (w) to the Knowledge of the Buyer, at all times prior to May 23, 2014 and (x) since May 23, 2014: (i) neither Parent nor any of its subsidiaries is now nor has been a Blocked Person and to the Knowledge of the Buyer, none of the Representatives of Parent or its subsidiaries is now nor has been a Blocked Person; and (ii) neither Parent nor any of its subsidiaries nor, to the Knowledge of the Buyer, any of their Representatives, directly or indirectly, (A) conducts or has conducted any business with a Blocked Person, (B) has contributed any funds, goods or services to or for the benefit of, or received any funds, goods or services from, any Blocked Person, (C) has dealt, or otherwise engaged, in any transaction relating to any property or interests in property blocked pursuant to Executive Order 13224, or (D) has engaged in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. Neither Parent nor any of its subsidiaries, or, to the Knowledge of the Buyer, any of their Representatives, promotes or engages in, or has (y) to the Knowledge of the Buyer, at all times prior to May 23, 2014 and (z) since May 23, 2014, promoted or engaged in, violence, terrorism or the destruction of any state.
Section 6.15Licenses, Authorizations and Permits
Each Permit required by Law to be held by Parent or its subsidiaries is valid and in full force and effect, except where any failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to be material to Parent and its subsidiaries, taken as a whole. With respect to each such Permit: (a) Parent or its applicable subsidiary is and at all times has been in material compliance will all of the terms and requirements thereof; (b) to the Knowledge of the Buyer, no event has occurred or circumstance exists that could reasonably be expected to constitute or result in a material violation of or a material failure to comply with any term or requirement thereof; (c) there is no Litigation pending against Parent or its applicable subsidiary or, to the Knowledge of the Buyer, threatened against Parent or its applicable subsidiary that would reasonably be expected to result in the termination, revocation, suspension or restriction of any Permit held by Parent or its applicable subsidiary or the imposition of any fine, penalty, sanction or other liability for violation of any Law or Order relating to any Permit held by Parent or such applicable subsidiary; and (d) to the Knowledge of the Buyer, Parent or its applicable subsidiary has not received any written notice from any Governmental Authority regarding any failure to comply with any term or requirement thereof, in each case except as would not, individually or in the aggregate, reasonably be expected to be material to Parent and its subsidiaries, taken as a whole. Parent and its subsidiaries hold all material Permits necessary for them to own, operate, use and maintain their assets in the manner in which they are now owned, operated, used and maintained and to lawfully conduct their business in the manner currently conducted, in each case except as would not, individually or in the aggregate, reasonably be expected to be material to Parent and its subsidiaries, taken as a whole.
Section 6.16Legal and Other Proceedings
Except as set forth on Section 6.16 of the Disclosure Letter, there is no material pending or, to the Knowledge of the Buyer, threatened Litigation by or against Parent or its subsidiaries. Except as set forth on Section 6.16 of the Disclosure Letter: (a) to the Knowledge of the Buyer, no such Litigation has been threatened by any Governmental Authority or by any other Person against any officer, director or employee of Parent or its subsidiaries in their capacities as such or any other

_____________________________________________________________________________

Person with respect to which Parent or its subsidiaries have or could reasonably be expected to have an indemnification obligation; and (b) to the Knowledge of the Buyer, no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as the basis for the commencement of any such Litigation.
Section 6.17Environmental Matters
(a)Compliance with Environmental Laws. Parent and/or its subsidiaries (i) have been and are in material compliance with each applicable Environmental Law and (ii) hold and maintain in full force and effect, and for the past five years have been and are in material compliance with all material Permits required under Environmental Law, and there are no renewals currently required or pending with respect to any such Permits.
(b)Environmental Liabilities. Parent or its subsidiaries (i) have not received any written notice or other written communication from any Governmental Authority or other Person of, and are not subject to any Litigation arising from, any actual or potential violation by Parent or its subsidiaries of, or liability of Parent or its subsidiaries under, any Environmental Law or relating to Hazardous Activity, (ii) have no liability arising under any Environmental Law, including for any injury or damage to any Person or real or personal property arising from the release or threatened Release of, or exposure to, any Hazardous Material, (iii) have not contractually assumed any liability under Environmental Law and (iv) are not subject to any Order or settlement relating to compliance with any Environmental Law or Remedial Actions under any Environmental Law, in each case except as would not reasonably be expected to result in material liability to Parent and its subsidiaries, taken as a whole.
(c)Hazardous Materials at the Real Estate. There are no Hazardous Materials present on, or Released at or from, any property of Parent or its subsidiaries or, to the Knowledge of the Buyer, any real property formerly owned, leased or operated by Parent or its subsidiaries, except for Hazardous Materials stored thereon in material compliance with Environmental Laws and as would not reasonably be expected to result in a material liability to Parent and its subsidiaries, taken as a whole, under Environmental Law.
(d)Release of Hazardous Materials. To the Knowledge of the Buyer, there has been no Release of any Hazardous Materials at or from any property of Parent or its subsidiaries or, to the Knowledge of the Buyer, any real property formerly owned, leased or operated by Parent or its subsidiaries.
(e)Conduct of Hazardous Activities. Parent and its subsidiaries have not permitted or conducted any Hazardous Activity at or from any property of Parent or its subsidiaries, except in compliance with applicable Environmental Laws and as would not reasonably be expected to result in material liability to Parent and its subsidiaries, taken as a whole, under Environmental Law. Solely with respect to any property of Parent or its subsidiaries, Parent or its applicable subsidiary has submitted all reports, filings and registrations to Governmental Authorities required under applicable Environmental Law, except as would not reasonably be expected to result in material liability under Environmental Laws.

_____________________________________________________________________________

(f)The representations and warranties set forth in Section 6.11, Section 6.16 and this Section 6.17 are the sole and exclusive representations and warranties of the Buyer regarding environmental matters.
Section 6.18Insurance
All policies of insurance to which Parent or its subsidiaries are a party are valid and enforceable, and are sufficient for compliance with all applicable Laws in all material respects. Parent or its subsidiaries have not received any refusal of coverage or any notice that a defense will be afforded with reservation of rights or any notice of cancellation or any other indication that any such policy of insurance is no longer in full force or effect or that the issuer of any such policy of insurance is not willing or able to perform its obligations thereunder.
Section 6.19Customers and Suppliers
(a)Customers. None of Parent and its subsidiaries’ top ten (10) customers by dollar sales volume during the fiscal year ended December 31, 2016 has: (i) terminated, or communicated in writing to Parent or its subsidiaries its intention to terminate, its relationship with Parent or its subsidiaries; or (ii) reduced substantially, or communicated in writing to Parent or its subsidiaries its intention to reduce substantially, the quantity of products or services it purchases from Parent and its subsidiaries, taken as a whole.
(b)Suppliers. None of Parent and its subsidiaries’ top ten (10) suppliers by dollar volume of purchases during the fiscal year ended December 31, 2016 has: (i) terminated, or communicated in writing to Parent or its subsidiaries its intention to terminate, its relationship with Parent or its subsidiaries; or (ii) reduced substantially, or communicated in writing to Parent or its subsidiaries its intention to reduce substantially, the quantity of products or services it sells to Parent and its subsidiaries, taken as a whole.
Article VII
Limitations on Representations and Warranties
Section 7.01No Other Representations and Warranties
(a)Except for the specific representations and warranties expressly made by the Seller and the Company in Articles IV and V of this Agreement, the Buyer (on behalf of itself and all Buyer Indemnified Parties) specifically disclaims that it is relying upon or has relied upon any other representations or warranties that may have been made by the Seller, the Company, or any other Person, and acknowledges and agrees that the Seller and the Company have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by the Seller, the Company or any other Person. The Buyer has (and each of the Buyer Indemnified Parties is relying on the Buyer having) conducted and is relying on its own investigation of the Seller and the Company and acknowledges that, except for the representations and warranties set forth in Articles IV and V of this Agreement, the Seller and the Company make no representations or warranties as to the accuracy or completeness of any information provided to the Buyer, including any representation or warranty as to the accuracy or completeness of any projections or information regarding the Seller or the Company furnished or made available to the Buyer or any of its Representatives or as to the future revenue, profitability or success of the Company or any

_____________________________________________________________________________

representation or warranty arising from statute or otherwise in Law (including as to merchantability or fitness for any particular purpose), all of which are expressly disclaimed.
(b)Except for the specific representations and warranties expressly made by the Buyer in Article VI of this Agreement, the Seller (on behalf of itself and all Seller Indemnified Parties) specifically disclaims that it is relying upon or has relied upon any other representations or warranties that may have been made by the Buyer or any other Person, and acknowledges and agrees that the Buyer has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by the Buyer or any other Person. The Seller has (and each of the Seller Indemnified Parties is relying on the Seller having) conducted and is relying on its own investigation of the Buyer and the Parent and acknowledges that, except for the representations and warranties set forth in Article VI of this Agreement, the Buyer makes no representations or warranties as to the accuracy or completeness of any information provided to the Seller, including any representation or warranty as to the accuracy or completeness of any projections or information regarding the Buyer or Parent furnished or made available to the Seller or any of its respective Representatives or as to the future revenue, profitability or success of the Buyer or Parent or any representation or warranty arising from statute or otherwise in Law (including as to merchantability or fitness for any particular purpose), all of which are expressly disclaimed.
Section 7.02Survival of Representations and Warranties.
(a)Survival of the Seller’s and the Company’s Representations and Warranties. All representations and warranties made by the Seller in this Agreement shall survive the execution and delivery of this Agreement and the Closing (and shall be enforceable by the Buyer Indemnified Parties) until the first (1st) anniversary of the Closing Date, at which time they shall expire and be of no further force or effect and after which the Buyer Indemnified Parties shall have no right to assert a claim for any inaccuracy or breach thereof other than (i) the Fundamental Representations and Warranties which shall survive (and shall be enforceable by the Buyer Indemnified Parties) until the sixth (6th) anniversary of the Closing Date and (ii) any representation or warranty made with respect to the Company in Section 5.12 (Tax Matters) or any Specified Tax Representations, which in each case shall survive (and shall be enforceable by the Buyer Indemnified Parties) until thirty (30) days after the date on which the statute of limitations applicable to the matter covered by such representation and warranty expires.
(b)Survival of the Buyer’s Representations and Warranties. All representations and warranties made by the Buyer in this Agreement shall survive the execution and delivery of this Agreement and the Closing (and shall be enforceable by the Seller Indemnified Parties) until the first (1st) anniversary of the Closing Date, at which time they shall expire and be of no further force or effect and after which the Seller Indemnified Parties shall have no right to assert a claim for any inaccuracy or breach thereof other than the Buyer Fundamental Representations and Warranties and any representation or warranty made in Section 6.06 (Capitalization) which shall survive (and shall be enforceable by the Seller Indemnified Parties) until the sixth (6th) anniversary of the Closing Date.
(c)Making of Claims. Any claim for indemnification under Article IX based on a breach of a representation or warranty that is not brought within the applicable period set forth in

_____________________________________________________________________________

this Section 7.02 above by a written notice delivered as required by Section 11.02 of this Agreement shall be forever barred. Notwithstanding anything to the contrary herein, if the Buyer or the Seller, as applicable, delivers written notice to the other of a claim for indemnification within the applicable period set forth in Section 7.02(a) or Section 7.02(b), such claim shall survive until finally resolved or judicially determined.
Article VIII
Covenants and Agreements of the Parties
Section 8.01Further Assurances
If any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto will take such further action (including, without limitation, the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article IX below).
Section 8.02Record Retention and Access
(a)Notwithstanding anything to the contrary contained in this Agreement, the Seller shall retain all originals and all copies of all documents, books and records of the Company, to the extent that they were prepared in connection with the transactions contemplated hereby, including bids received from the Buyer and other parties and analyses relating to the Company, and the Buyer agrees that, as to those documents, books and records consisting of communications between Taft Stettinius & Hollister LLP (the “Selling Parties’ Counsel”) and the Seller or the Company and/or their respective Representatives, that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Seller and may be controlled by the Seller and will not pass to or be claimed by the Buyer. Notwithstanding the foregoing, in the event that a dispute arises after the Closing between the Buyer, the Company or C&A Grinding, on the one hand, and a third party other than the Seller or its Affiliates, on the other hand, the Buyer, the Company or C&A Grinding may assert the attorney-client privilege to prevent disclosure of confidential communications by the Selling Parties’ Counsel to such third party. None of the documents, books or records described in the preceding sentence of this Section 8.02(a) shall be the property of the Buyer or the Company after the Closing. For the avoidance of doubt, all other documents, books and records of the Company shall remain the property of the Company following the Closing.
(b)In order to facilitate the preparation of financial statements and Tax Returns, for a period of six (6) years after the Closing, the Company shall:
(i)retain its documents, books and records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the Company’s prior practices; and
(ii)upon reasonable notice, afford the Seller and its Representatives reasonable access to (including the right to make, at the Seller’s expense, photocopies of), during normal business hours, such documents, books and records as the Seller may reasonably request;

_____________________________________________________________________________

provided, however, that any such access shall be conducted in a manner not to interfere with the businesses or operations of the Company and none of the Seller nor any of its Representatives shall, directly or indirectly, conduct or cause any sampling or testing with respect to any real property without the prior written consent of the Buyer in its sole discretion. Notwithstanding anything to the contrary in this Agreement, neither the Buyer nor the Company shall be required to disclose any information to the Seller or any of its Representatives if doing so could (A) violate any agreement or Law to which the Buyer, the Company or any of their respective Affiliates is a party or to which any of them is subject or (B) result in the waiver of any legal privilege or work product protection of the Buyer, the Company or any of their respective Affiliates.
Section 8.03Insurance Tail Coverage
(a)The Company agrees not to modify any rights to indemnification, advancement of expenses and exculpation by the Company existing as of the Closing in favor of each Person who is now, or has been at any time prior to the date hereof, an officer, director, manager, employee or person with similar authority of the Company, as provided in its respective Governing Documents, in each case as in effect on the date of this Agreement, in any manner adverse to any of the foregoing Persons for a period of not less than six (6) years from the Closing Date, except as otherwise required by Law.
(b)The Seller shall obtain, or cause to be obtained, as of the Closing Date a “tail” insurance policy with a claims period of six (6) years from the Closing Date with coverage and amounts not less than those in effect under the existing directors’, managers’ or officers’ liability coverage covering (among others) the Covered Employees as of the date hereof, and containing terms and conditions that are not less advantageous to the directors, officers, managers, employees and persons covered thereby, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement).
(c)The obligations of the Company under this Section 8.03 shall not be terminated or modified in such a manner as to materially adversely affect any director, officer, manager, employee or person with similar authority to whom this Section 8.03 applies without the consent of the Seller (it being expressly agreed that the individuals to whom this Section 8.03 applies shall be third-party beneficiaries of this Section 8.03, each of whom may enforce the provisions of this Section 8.03).
(d)In the event the Company or any of its successors or assigns (i) consolidates or combines with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or combination or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns in such transaction shall assume all of the obligations set forth in this Section 8.03.
(e)Notwithstanding anything to the contrary herein, neither the Buyer nor the Company (nor any of their successors or assigns) shall be required or obligated to make any indemnification payment (or advancement of expenses) to a director or officer of the Company in respect of a Loss

_____________________________________________________________________________

that a Buyer Indemnified Party is entitled to be indemnified for (or but for the limitations set forth in Section 7.02, Section 9.03 or Section 9.04, a Loss that a Buyer Indemnified Party would have been entitled to be indemnified for) by the Seller under Article IX.
Section 8.04Employees; Benefit Plans.
(a)Prior to the Closing Date, the Seller or its applicable Affiliate(s) shall have terminated the employment of any Company Employee who has received an offer of employment with the Buyer or one of its Affiliates (collectively, the “Terminated Employees”). For the avoidance of doubt, the Seller shall retain all liabilities relating to, or arising out of, such termination of employment, including any severance or other amounts owed to any Terminated Employee and any WARN Act liability, if applicable, and compliance with the requirements of COBRA, including the provision of continuing coverage with respect to such Terminated Employees. Effective as of the Closing, the Seller hereby waives and releases, and shall cause each of its applicable Affiliates to waive and release, each of the Company Employees who has accepted an offer of employment with the Buyer or an Affiliate thereof (collectively, the “Continuing Employees”) from (A) any and all contractual, common law or other restrictions enforceable by the Seller or any of its Affiliates against such employees on the employment, activities or other conduct of such employees, other than in respect of any of the agreements set forth on Section 8.11 of the Disclosure Letter and (B) any requirement of such employees to provide the Seller or any of its Affiliates with notice prior to resignation of employment. During the period commencing at the Closing and ending on the date which is 12 months from the Closing (or if earlier, the date of the employee’s termination of employment with the Buyer or its applicable Affiliate), the Buyer shall provide, or cause to be provided, to each Continuing Employee base salary or hourly wages which are no less than the base salary or hourly wages provided to such Continuing Employee immediately prior to the Closing.
(b)In the event that any Continuing Employees will participate effective as of immediately following the Closing in a benefit plan sponsored by Buyer or its Affiliates (a “Buyer Benefit Plan”), the Buyer shall, or shall cause the Company to, recognize all service of each Continuing Employee with the Company as if such service were with the Buyer for vesting and eligibility purposes (but not for accrual purposes under any defined benefit pension plan) in such Buyer Benefit Plan in which such Continuing Employees may be eligible to participate after the Closing to the same extent that such service was recognized under the corresponding Benefit Plan prior to the Closing; provided, however, such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.
(c)Effective as of the Closing, the Company shall cease to be a participating employer in any Seller Benefit Plans, and the Continuing Employees shall cease active participation in the Seller Benefit Plans in accordance with the terms of such Seller Benefit Plans, and the Seller shall be responsible for all claims under the Seller Benefit Plans arising on, prior to and after the Closing Date.
(d)Prior to the Closing, the Seller has paid or has caused its applicable Affiliates to pay, to all Continuing Employees: (i) any accrued but unused vacation and paid time off as of the Closing Date; (ii) all accrued but unpaid bonuses for the current fiscal year; and (iii) any earned but unpaid amounts under the Calumet GP, L.L.C. Amended and Restated Long-Term Incentive Plan (the

_____________________________________________________________________________

“LTIP”).  The Seller shall be solely liable for any amounts to which any current or former Continuing Employee becomes entitled under any Benefit Plan (including the LTIP), agreement, arrangement or program which exists or arises, or may be deemed to exist or arise, under any applicable Law or otherwise or as a result of, or in connection with, the execution of this Agreement or the consummation of the Contemplated Transactions.
(e)Any liability for the Buyer’s or the Company’s post-Closing decisions to terminate any Company Employee, including any liability under the WARN Act, shall be solely the Buyer’s responsibility. Prior to the Closing Date, the Seller has provided to the Buyer a list of all employees or former employees of the Seller who have suffered an “employment loss” (as defined in the WARN Act) during the ninety (90) calendar day period on or preceding the Closing Date at each “single site of employment” (as defined in the WARN Act) and the date of such employment loss and applicable site of employment for each such Person.
(f)Nothing herein, express or implied, shall confer upon any confer upon any other Persons (including any current or former employee of the Seller, the Buyer or any of their respective Affiliates) any rights or remedies hereunder, including any right to employment or continued employment for any specified period or continued participation in any Benefit Plan, of any nature or kind whatsoever under or by reason of this Agreement. Nothing herein restricts or precludes the right of the Buyer to terminate the employment of any Continuing Employee. The Buyer and the Seller agree that the provisions contained herein are not intended to be for the benefit of, or otherwise be enforceable by, any third party, including any current or former employee of the Seller or any of its Affiliates. Notwithstanding anything to the contrary in this Agreement, no provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any Benefit Plan of the Seller, the Company, the Buyer or any of their respective Affiliates.
(g)The Seller shall provide the Buyer with all information reasonably requested by the Buyer with respect to the compensation and benefits of the Continuing Employees (including completed Forms I-9 and attachments with respect to all Continuing Employees, as applicable). After the Closing and upon the reasonable request of the Buyer, the Seller shall provide the Buyer with copies of a Continuing Employee’s employee background checks and internal performance reviews promptly after the Buyer provides the Seller with evidence reasonably satisfactory to the Seller that such Continuing Employee has provided written authorization for the Seller to release such information to the Buyer.
Section 8.05Restrictive Covenants
(a)In order for the Buyer to have and enjoy the full benefit of the businesses of the Company and C&A Grinding, and as a material inducement to the Buyer to enter into this Agreement (without such inducement the Buyer would not have entered into this Agreement), for a period of five years commencing on the Closing Date, the Seller shall not, directly or indirectly (whether by itself or through any Affiliate):
(i)undertake, participate or carry on or be engaged or have any financial or other interest in, or in any other manner advise or assist any other Person in connection with the operation of, a Competing Business anywhere in the world; or

_____________________________________________________________________________

(ii)solicit, entice, encourage or influence, or attempt to solicit, entice, encourage or influence, any customer of Parent and its subsidiaries, including the Company or any of its subsidiaries (including any Person who has been a customer of the Company or any of its subsidiaries at any time during the period of 12 months before the Closing), to alter, reduce or terminate its business relationship with such Person for the benefit of any Competing Business.
(b)Notwithstanding Section 8.05(a), the following activities shall not constitute a violation of Section 8.05(a):
(i)The Seller or any of its Affiliates holding not more than 5% of the outstanding securities of any class of any publicly traded securities of a company that is engaged in a Competing Business;
(ii)The business activities of the Seller or its Affiliates (other than the Company) existing as of the Closing with respect to (A) processing of crude oil, petroleum feedstocks and non-petroleum feedstocks into fuels, asphalt, base oils, solvents, waxes, white oils, gels, synthetic lubricants and base stocks and the transportation, storage, marketing and sale of those products and (B) processing, transportation, storage, marketing and sale of finished and packaged lubricants, greases, chemicals and additives to consumer, business and industrial users through different sales and distribution channels, as well as technical services related thereto;
(iii)The Seller or its Affiliates having a supplier or vendor relationship with a Competing Business in the ordinary course of business and on arm’s-length terms.
(c)After the Closing, the Seller shall, and shall cause each of its Affiliates to, hold, and the Seller shall use its reasonable efforts to cause its and its Affiliates’ respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by Law, all confidential documents and information concerning the Buyer, the Company and C&A Grinding, except to the extent that such information can be shown by the Seller to have been (i) in the public domain through no fault of the Seller or any of its Affiliates or (ii) later lawfully acquired by the Seller from sources other than those related to its prior ownership of the Company and C&A Grinding. The obligation of the Seller to, and to cause its Affiliates to, hold any such information in confidence shall be satisfied if the Seller exercises at least the same care with respect to such information as it would take to preserve the confidentiality of its own similar information.
(d)After the Closing, the Buyer shall, and shall cause each of its Affiliates to, hold, and the Buyer shall use its reasonable efforts to cause its and its Affiliates’ respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by Law, all confidential documents and information concerning the Seller’s business other than with respect to the Company, except to the extent that such information can be shown by the Buyer to have been (i) in the public domain through no fault of the Buyer or its Affiliates or (ii) later lawfully acquired by the Buyer from sources other than those related to its prior ownership of the Company and C&A Grinding. The obligation of the Buyer to, and to cause its Affiliates to, hold any such information in confidence shall be satisfied if the Buyer exercises at

_____________________________________________________________________________

least the same care with respect to such information as it would take to preserve the confidentiality of its own similar information.
(e)Notwithstanding anything to the contrary set forth herein (including Section 11.04) and for purposes of clarity, in the event of a breach of any of the provisions of Section 8.05(a) and Section 8.05(c) (the “Restrictive Covenants”):
(i)the Buyer and its Affiliates (including the Company and C&A Grinding) shall have the right and remedy, without regard to any other available remedy, to (A) have the Restrictive Covenants specifically enforced by any court of competent jurisdiction and (B) have issued an injunction restraining any such breach without posting of a bond; it being understood that any breach of any of the Restrictive Covenants would cause irreparable and material Loss to the Buyer and its Affiliates (including the Company and C&A Grinding), the amount of which cannot be readily determined and as to which neither Buyer nor any of its Affiliates (including the Company and C&A Grinding) will have any adequate remedy at law or in damages;
(ii)it is the desire and intent of the parties hereto that the Restrictive Covenants be enforced to the fullest extent permissible under the Laws, orders and public policies applied in each jurisdiction in which enforcement is sought and if any Restrictive Covenant shall be adjudicated finally to be invalid or unenforceable, such Restrictive Covenant shall be deemed amended to the extent necessary in order that such provision be valid and enforceable, the remainder of such Restrictive Covenant shall not thereby be affected and shall be given full effect without regard to invalid portions and such amendment shall apply only with respect to the operation of the Restrictive Covenant in the particular jurisdiction in which such adjudication is made; and
(iii)the parties acknowledge and agree that the Restrictive Covenants are necessary for the protection and preservation of the value and the goodwill of the Buyer’s, the Company’s and C&A Grinding’s businesses and are reasonable and valid in geographical and temporal scope and in all other respects.
Section 8.06Delayed Transfer Assets
If any Tangible Property used in the business of the Company is retained by the Seller or any of its Affiliates (other than the Company) at or following the Closing and not made available for use by the Buyer (directly or indirectly) under the Transition Services Agreement (each such item of retained Tangible Property, a “Delayed Transfer Asset”), then Seller shall, and shall cause its applicable Affiliates to, hold such Delayed Transfer Asset for the use and benefit of the Buyer and the Company and following the Closing: (i) the Seller shall take or cause to be taken such other actions as may be reasonably requested by the Buyer in order to place it in the same position as if such Delayed Transfer Asset had been transferred at the Closing, so that all the benefits relating to such Delayed Transfer Asset are to inure from and after the Closing to the Buyer; (ii) the Buyer shall be entitled to manage such Delayed Transfer Asset and the Seller shall reasonably cooperate and coordinate with respect thereto; and (iii) the Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to transfer such Delayed Transfer Asset as the Buyer may instruct as promptly as practicable following the Closing, and the Buyer shall, and shall cause the Company to, reasonably cooperate with the Seller and its Affiliates in consummating such transfer. The Buyer

_____________________________________________________________________________

and the Seller shall treat the Buyer, for all U.S. federal income Tax and all state, local and non-U.S. Tax purposes, as the owners of any and all Delayed Transfer Assets as of the Closing and neither the Buyer nor the Seller shall take any position for U.S. federal income Tax and all other U.S. federal, state, local and non-U.S. Tax purposes inconsistent with such treatment, unless required by applicable Tax Law. The Seller agrees, and shall cause its applicable Affiliates, to promptly (upon discovery of receiving any subject cash or property) transfer and deliver to the Buyer or its designee any cash or property that the Seller or such Affiliate may receive following the Closing solely in respect of the business of the Company (including, for the avoidance of doubt, any accounts receivable of the business of the Company).
Section 8.07Transition of Certain Excluded Items
The Buyer, the Company and the Seller shall reasonably cooperate with each other, as set forth on Section 8.07 of the Disclosure Letter.
Section 8.08Related Party Transactions
Prior to or at the Closing, the Seller shall, and shall cause its applicable Affiliates, to terminate the Company’s involvement in any and all Related Party Transactions, in each case with no further liability to or obligations of the Company and, following the Closing, the Buyer or any of its Affiliates.
Section 8.09No Restrictions on Payment
From and after the Closing, and until the Deferred Purchase Price and any Positive Adjustment Amount have been paid to Seller in full as provided for herein, Buyer and QSI shall not amend the terms of their existing credit facilities to prohibit (and with respect to the Deferred Purchase Price shall not enter into or become bound by a new credit facility that prohibits) the timely payment of the Deferred Purchase Price or any Positive Adjustment Amount.
Section 8.10Insurance Cooperation
Upon the Buyer’s written request, the Seller shall use commercially reasonable efforts to file and pursue claims to recover proceeds under and pursuant to the terms of the Insurance Policies from and after the Closing Date, to the extent such claims arise out of or relate to an act or failure to act, event or circumstance occurring prior to the Closing (each, a “Pre-Closing Claim”), in each case, to the extent available under such Insurance Policies.  Neither the Seller nor any of its Affiliates shall be required to incur any out-of-pocket third party costs to pursue any Pre-Closing Claim. The Seller and its Affiliates will promptly pay to the Buyer or its designee any proceeds of any related insurance recovery for a Pre-Closing Claim actually received by the Seller or its Affiliates.
Section 8.11Enforcement Cooperation
Upon the Buyer’s written request, the Seller shall, and shall cause its applicable Affiliates to, enforce (to the extent enforceable and in any reasonable manner directed by the Buyer and at the Buyer’s sole cost and expense) for the benefit of the Buyer or the Company any and all claims, rights and benefits of the Seller or any of its applicable Affiliates against any individual that is a

_____________________________________________________________________________

party to any of the agreements set forth on Section 8.11 of the Disclosure Letter, solely with respect to such agreements. Following the Closing, the Seller shall not, and shall cause its Affiliates not to, without the prior written consent of the Buyer, enforce any claim, right or benefit of the Seller or any of its Affiliates against any such individual with respect to services performed by or on behalf of the Buyer, the Company or any of their respective Affiliates.
Section 8.12Corporate Names
From and after the Closing, the Seller shall, and shall cause its Affiliates to, cease to make any use of the names “Anchor Drilling Fluids USA,” “Anchor Drilling Fluids,” “Anchor” and any similar names indicating affiliation with the Buyer, the Company or any of their respective Affiliates, or the business or activities engaged in by the Buyer, the Company or any of their respective Affiliates.
Section 8.13Replacement of Guarantees
Following the Closing, the Company shall, with the reasonable cooperation in good faith of the Seller, use commercially reasonable efforts to procure the full release of the Seller and any of its Affiliates of any surviving obligations under the contracts set forth on Section 8.13 of the Disclosure Letter from and after the Closing Date.  Until such time as the Seller or its applicable Affiliates are released from their respective obligations under the contracts set forth on Section 8.13 of the Disclosure Letter, (a) the Company hereby agrees that it will not and it will cause its Affiliates not to, for so long as such guaranty remains in force and effect, amend, modify, renew or extend the applicable contract in a manner that increases or extends the Seller or any of its applicable Affiliates’ guaranty thereunder and (b) the Company shall, and covenants to, indemnify, defend and hold the Seller and any of its applicable Affiliates harmless from and against any Losses incurred after the Closing resulting from the contracts set forth on Section 8.13 of the Disclosure Letter (including related to any action (or failure to act) by the Company).
Section 8.14Certain Consents
After the Closing, the Seller shall, with the reasonable cooperation in good faith of the Buyer and the Company, use commercially reasonable efforts to obtain the third party consents set forth on Section 8.14 of the Disclosure Letter, all at the Seller’s sole cost and expense. Until such time as each such third party consent is obtained, the Seller shall, and covenants to, indemnify, defend and hold the Company, the Buyer and any of their applicable Affiliates harmless from and against any Losses incurred after the Closing resulting from the delay in, or failure of, the Seller to obtain any such third party consents prior to or at the Closing.
Article IX
Indemnification
Section 9.01Indemnification by the Seller
From and after the Closing and subject to the limitations set forth in this Agreement, the Seller shall indemnify the Buyer Indemnified Parties for all Losses resulting from:
(a)any inaccuracy or breach of a representation or warranty made by the Seller in this Agreement;

_____________________________________________________________________________

(b)any breach of any covenant or agreement made by the Seller in this Agreement;
(c)any Taxes owed by the Company for any Pre-Closing Tax Period other than any additional income Taxes resulting from a Buyer Tax Act or to the extent taken into account in the calculation of the Final Adjusted Cash Purchase Price;
(d)any Closing Date Indebtedness or Seller’s Transaction Expenses not paid and satisfied in full in connection with the Closing or taken into account in the calculation of the Final Adjusted Cash Purchase Price;
(e)any of the matters set forth on Section 9.01(e) of the Disclosure Letter; and
(f)any of the matters set forth on Section 9.01(f) of the Disclosure Letter.
Section 9.02Indemnification by the Buyer
From and after the Closing and subject to the limitations set forth in this Agreement, the Buyer and QSI (the “Buyer Indemnitors”) shall, jointly and severally, indemnify the Seller Indemnified Parties for all Losses resulting from (a) any inaccuracy or breach of a representation or warranty made by the Buyer in this Agreement, (b) any breach of any covenant or agreement made by QSI, the Buyer or, to the extent the performance of such covenant is to occur after the Closing, the Company in this Agreement, (c) any additional Taxes resulting from any Buyer Tax Act, and (d) any of the matters set forth on Section 9.02(d) of the Disclosure Letter.
Section 9.03Indemnity Basket
(a)The Buyer Indemnified Parties may not assert any claim for indemnification pursuant to, and the Seller shall not be liable for any Losses under, Section 9.01(a) unless and until the aggregate amount of all Losses indemnifiable pursuant to Section 9.01(a) exceeds the Indemnity Basket; provided, however, that the foregoing limitation shall not apply to Losses arising from the inaccuracy or breach of a Fundamental Representation or Warranty. Once the aggregate amount of all Losses indemnifiable pursuant to Section 9.01(a) exceeds the Indemnity Basket, the Buyer Indemnified Parties may, subject to Section 9.04 below, recover the aggregate amount of all Losses indemnifiable pursuant to Section 9.01(a) from the Seller, but only to the extent such Losses exceed the Indemnity Basket; provided, however, that the foregoing limitation shall not apply to Losses arising from the inaccuracy or breach of a Fundamental Representation or Warranty.
(b)The Seller Indemnified Parties may not assert any claim for indemnification pursuant to, and the Buyer Indemnitors shall not be liable for any Losses under, Section 9.02(a) unless and until the aggregate amount of all Losses indemnifiable pursuant to Section 9.02(a) exceeds the Indemnity Basket; provided, however, that the foregoing limitation shall not apply to Losses arising from the inaccuracy or breach of (i) a Buyer Fundamental Representation or Warranty or (ii) any representation or warranty made in Section 6.06 (Capitalization). Once the aggregate amount of all Losses indemnifiable pursuant to Section 9.02(a) exceeds the Indemnity Basket, the Seller Indemnified Parties may, subject to Section 9.04 below, recover the aggregate amount of all Losses indemnifiable pursuant to Section 9.02(a) from the Buyer Indemnitors, but only to the extent such Losses exceed the Indemnity Basket; provided, however, that the foregoing limitation shall not

_____________________________________________________________________________

apply to Losses arising from the inaccuracy or breach of (A) a Buyer Fundamental Representation or Warranty or (B) any representation or warranty made in Section 6.06 (Capitalization).
(c)Notwithstanding anything to the contrary set forth herein, the Buyer Indemnified Parties, on the one hand, and the Seller Indemnified Parties, on the other hand, shall not be entitled to indemnification (i) in the case of the Buyer Indemnified Parties, under Section 9.01(a) and (ii) in the case of the Seller Indemnified Parties, under Section 9.02(a), if with respect to any individual item or items having a common specific root cause or origin of Loss(es) such item(s) is less than $50,000, provided that if such Loss(es) exceeds such amount the applicable Indemnified Party shall be entitled to indemnification (subject to the other limitations set forth in this Agreement) from the first dollar of such Loss(es). Any Losses for which the applicable Indemnified Party is not entitled to indemnification as a result of the application of the foregoing sentence shall not be counted toward the applicable Indemnity Basket.
Section 9.04Indemnity Caps
(a)In no event shall the Seller have any liability or obligation whatsoever to the Buyer Indemnified Parties for Losses pursuant to Section 9.01(a), Section 9.01(e) and Section 9.01(f) in excess of $3,000,000 (the “Cap”); provided, however, that the foregoing limitation shall not apply to Losses arising from the inaccuracy or breach of a Fundamental Representation or Warranty.
(b)Subject to Section 9.04(a), solely with respect to Losses for which the Buyer Indemnified Parties seek indemnification pursuant to Section 9.01(e), the Buyer Indemnified Parties shall only be entitled to recover fifty percent (50%) of such Losses until the aggregate amount of all Losses pursuant to Section 9.01(e) equal $3,000,000, and thereafter shall be entitled to recover one hundred percent (100%) of such Losses in excess of $3,000,000 in the aggregate. By way of example, if the aggregate amount of Losses pursuant to Section 9.01(e) equal $3,500,000, then the Buyer Indemnified Parties would be entitled to recover $2,000,000 (i.e., fifty percent (50%) of $3,000,000 plus one hundred percent (100%) of $500,000).
(c)In no event shall the Buyer Indemnitors have any liability or obligation whatsoever to the Seller Indemnified Parties for Losses pursuant to Section 9.02(a) and Section 9.02(d) in excess of the Cap; provided, however, that the foregoing limitation shall not apply to Losses arising from the inaccuracy or breach of (i) a Buyer Fundamental Representation or Warranty or (ii) any representation or warranty made in Section 6.06 (Capitalization); provided, further, that in the case of the inaccuracy or breach of Section 6.06 (Capitalization), in no event shall the Buyer Indemnitors have any liability or obligation whatsoever to the Seller Indemnified Parties for such Losses pursuant to Section 9.02(a) in excess of $18,000,000.
(d)Without limiting the foregoing, the Buyer Indemnified Parties may not assert any claim (including any claim for fraud, intentional misrepresentation, willful misconduct or other similar claim) against the Seller (or any of its Affiliates) pursuant to, and the Seller (and its Affiliates), as applicable, shall not be liable for any Losses under, this Article IX (or otherwise, including any claim for fraud, intentional misrepresentation, willful misconduct or other similar claim or Section 9.01(a) for the inaccuracy or breach of any Fundamental Representation or Warranty) to the extent

_____________________________________________________________________________

the aggregate amount of all Losses claimed or arising pursuant to this Article IX is greater than the Purchase Price Cap.
(e)Without limiting the foregoing, the Seller Indemnified Parties may not assert any claim (including any claim for fraud, intentional misrepresentation, willful misconduct or other similar claim) against the Buyer Indemnitors (or any of their Affiliates) pursuant to, and the Buyer Indemnitors (and their Affiliates), as applicable, shall not be liable for any Losses under, (i) Section 9.02(a) for the inaccuracy or breach of a Buyer Fundamental Representation or Warranty, (ii) Section 9.02(b), (iii) Section 9.02(c) (in each case of the foregoing clauses (i) through (iii), including any claim for fraud, intentional misrepresentation, willful misconduct or other similar claim) or (iv) Section 9.02(a) or Section 9.02(d) for any claim for fraud, intentional misrepresentation, willful misconduct or other similar claim arising from the inaccuracy or breach of any representation or warranty made by any Buyer Indemnitor in this Agreement other than a Buyer Fundamental Representation or Warranty, to the extent the aggregate amount of all Losses claimed or arising pursuant to the items referenced in the foregoing clauses (i) through (iv) is greater than the amount equal to the sum of the Cash Purchase Price plus the Positive Adjustment Amount (if any, as finally determined pursuant to Section 2.04 above).
Section 9.05Mitigation of Losses
The parties shall use commercially reasonable efforts to mitigate any Losses that are indemnifiable hereunder after becoming aware of any event or circumstance that would reasonably be expected to, or does, give rise thereto.
Section 9.06Insurance and Third-Party Payments
Payments by the Seller pursuant to Section 9.01 or by the Buyer Indemnitors pursuant to Section 9.02 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the applicable Indemnified Persons in respect of any such claim; provided that the amount of such proceeds or payment actually received shall be net of (a) any deductibles for the applicable insurance policies, (b) any increase in the premium for the applicable insurance policies arising from such Losses and (c) any other reasonable, documented costs incurred in connection with collecting such proceeds or payment.
Section 9.07Indemnity as Sole Recourse
The sole recourse and exclusive remedy of the Indemnified Persons for breaches of or inaccuracies in any representations, warranties, covenants or agreements contained in this Agreement (including with respect to a claim for fraud (subject to the remainder of this Section 9.07), intentional misrepresentation, willful misconduct or other similar claim) shall be indemnification under this Article IX and the Indemnified Persons may not bring any other claim whatsoever in connection therewith. The limitations on indemnification set forth in this Agreement are cumulative such that one or more of such limitations may apply to a claim for indemnification under this Article IX. The foregoing provisions of this Section 9.07 shall not preclude the Buyer Indemnified Parties from asserting other remedies in connection with (a) subject to Section 9.04(d), claims of fraud in respect of any representations, warranties, covenants or agreements contained in

_____________________________________________________________________________

this Agreement or (b) the enforcement of any covenant requiring nonmonetary performance following the Closing or injunctive or other equitable relief.
Section 9.08No Duplication of Recovery
In no event shall any Indemnified Person have any right to indemnification from any Indemnifying Person under this Article IX to the extent the claim for indemnification is for an item included in the calculation of Working Capital that has been finally resolved pursuant to Section 2.04 above. Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.
Section 9.09Effect of Investigation
The right to indemnification, payment of Losses or other remedies based on any representations, warranties, covenants or agreements set forth in this Agreement or any Ancillary Document or in any document delivered with respect hereto or thereto will not be affected by any investigation conducted with respect to or any knowledge or information acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement (other than disclosures made in the Disclosure Letter).
Section 9.10Additional Matters
For purposes of this Article IX, the representations and warranties contained in this Agreement shall be deemed to have been made without any “material”, “materiality” or “Material Adverse Effect” qualifications. Subject to the other limitations set forth in this Article IX, any claims for indemnification under Section 9.01 that are indemnifiable by the Seller hereunder shall be satisfied (a) first, by recovering all of such indemnifiable Losses (subject to the other provisions of this Article IX) from the Indemnity Escrow Amount held by the Escrow Agent in accordance with the terms of the Escrow Agreement, and (b) thereafter, in the event that the Indemnity Escrow Amount is exhausted or no longer available, by recovery directly from the Seller.
Section 9.11Third-Party Claims
(a)Promptly after receipt by an Indemnified Person of notice of the assertion of a claim against it by a third party for which the Indemnified Person is entitled to indemnity hereunder (a “Third-Party Claim”), the Indemnified Person shall, if a claim with respect thereto is to be made against any Indemnifying Person, give notice to the Indemnifying Person of the assertion of such Third-Party Claim; provided, however, that the failure to promptly notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that it is materially prejudiced by the Indemnified Person’s failure to give, or delay in giving, such notice.
(b)If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 9.11(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to

_____________________________________________________________________________

participate in the defense of such Third-Party Claim and, to the extent that it wishes, to assume the defense of such Third-Party Claim at the Indemnifying Person’s sole cost and expense with counsel reasonably satisfactory to the Indemnified Person (and, for the avoidance of doubt, the parties respective counsel set forth in Section 11.02 shall be reasonably satisfactory); provided that the Indemnifying Person shall not be entitled to assume or continue control of the defense of any Third-Party Claim if (i) the Third-Party Claim relates to or arises in connection with any criminal Litigation, (ii) the Third-Party Claim seeks an injunction or equitable relief against any Indemnified Person, (iii) the Third-Party Claim has or would reasonably be expected to result in Losses in excess of the amounts available for indemnification pursuant to Section 9.04, (iv) the Third-Party Claim would reasonably be expected to have a material adverse effect on the Indemnified Person’s business or relates to its customers, suppliers, vendors or other service providers, (v) the Indemnifying Person has failed or is failing to defend in good faith the Third-Party Claim or (vi)  the Indemnified Person has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnified Person and the Indemnifying Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article IX for any fees or costs of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim; provided, further, that the Indemnified Person shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Person if so requested by the Indemnifying Person to participate; and provided, further, that the Indemnifying Person shall not be required to pay for more than one firm of counsel (in addition to local counsel) for all Indemnified Persons in connection with a Third-Party Claim. If the Indemnifying Person assumes the defense of a Third-Party Claim, such assumption will not establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification.
(c)The Indemnified Person shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Person’s right to control the defense thereof subject to Section 9.11(b). If the Indemnifying Person elects not to defend such Third-Party Claim or fails to notify the Indemnified Person in writing of its election to defend as provided in this Agreement, the Indemnified Person may, subject to Section 9.11(d), pay, settle, compromise, or defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim (subject to the limitations on indemnification and the recovery of Losses provided herein). The parties hereto shall (and shall cause their respective Affiliates and Representatives to) cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.
(d)In the event the Indemnifying Person assumes the defense of any Third-Party Claim, (i) the Indemnifying Person shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Person unless: (A) there is no finding or admission of any violation of Law by the Indemnified Person in such settlement; (B) the sole relief provided in such settlement is monetary damages that are paid in full by the applicable Indemnifying Person; and

_____________________________________________________________________________

(C) such settlement provides for the full and unconditional release of all Indemnified Persons from all liabilities and obligations in connection with such Third-Party Claim. If, however, the Indemnifying Person does not assume the defense of the Third-Party Claim, the Indemnified Person shall not agree to any settlement thereof without the written consent of the Indemnifying Person (which consent shall not be unreasonably withheld, conditioned or delayed).
(e)Notwithstanding anything to the contrary in this Agreement, in no event shall the Seller or any of its Affiliates be entitled to assume the defense of any Third-Party Claim relating to the matters set forth on Section 9.01(e) of the Disclosure Letter. The Seller acknowledges and agrees that the Buyer Indemnified Parties are hereby deemed to have given notice to the Seller of the Third-Party Claims relating to the matters set forth on Section 9.01(e) of the Disclosure Letter.
Section 9.12Tax Benefits
Payments by any Indemnifying Person pursuant to Section 9.01 or Section 9.02 in respect of any Loss shall be reduced by an amount equal to any cash Tax benefit actually realized in the year of such Loss or the immediately succeeding year as a result of such Loss by the Indemnified Person; provided that the amount of such Tax benefit shall be net of any costs incurred by the Indemnified Person in connection with realizing such Tax benefit. In the event that any such cash Tax benefits are actually so realized by the Indemnified Person with respect to any Loss for which the Indemnified Person has been indemnified hereunder (and which indemnification payment was not already reduced by such Tax benefits), then the Indemnified Person shall pay to the applicable Indemnifying Person the lesser of (a) the aggregate amount of such cash Tax benefits actually realized and (b) the amount of such Loss for which the Indemnified Person has been indemnified hereunder. The Indemnified Person shall use commercially reasonable efforts to realize cash Tax benefits that are available with respect to a Loss.
Section 9.13Adjustments to the Cash Purchase Price
The parties hereto shall treat any amounts payable under Section 2.05 and this Article IX as an adjustment to the Cash Purchase Price for Tax purposes, unless otherwise required by Law.
Section 9.14No Setoff
Notwithstanding anything to the contrary herein, no Buyer Indemnified Party shall be entitled to set off any amounts (including with respect to any claims for indemnification under Section 9.02) against the Deferred Purchase Price, any Positive Adjustment Amount or, until fully funded pursuant to Section 2.06, the Indemnity Escrow Amount.
Article X
Tax Matters
Section 10.01Preparation of Tax Returns
The Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return

_____________________________________________________________________________

shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by the Buyer to the Seller (together with schedules, statements and, to the extent requested by the Seller, supporting documentation) at least thirty (30) days prior to the due date (including extensions) of such Tax Return. If the Seller objects to any item on any such Tax Return, it shall, within ten (10) days after delivery of such Tax Return, notify the Buyer in writing that it so objects, specifying with reasonable particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, the Buyer and the Seller shall negotiate in good faith and use their commercially reasonable efforts to resolve such items. If the Buyer and the Seller are unable to reach such agreement within ten (10) days after receipt by the Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within ten (10) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by the Buyer and then amended, if necessary, to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by the Buyer, on the one hand, and the Seller, on the other hand. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of the Buyer.
Section 10.02Amendments to Tax Returns and Related Matters
Without the prior written consent of the Seller, such consent not to be unreasonably withheld, conditioned or delayed, after the Closing, the Buyer shall not (and shall not permit the Company to) make, change or rescind any Tax election, file any Tax Return with respect to a Pre-Closing Tax Period in any jurisdiction in which the Company has not historically filed Tax Returns, voluntarily participate in any amnesty filing arrangement with respect to any tax jurisdiction in which the Company has not historically filed a Tax Return, or amend any Tax Return or take any position on any Tax Return that would have the effect of increasing the Tax liability or reducing any Tax asset of the Seller or the Company in respect of any Pre-Closing Tax Period.
Section 10.03Tax Benefits of Pre-Closing Matters
To the extent permitted by applicable Law, the parties shall, and after the Closing the Buyer shall cause the Company to, include on the Tax Returns of the Company for the Pre-Closing Tax Period that ends on the Closing Date, any Tax deductions attributable to the Seller’s Transaction Expenses and all such deductions shall be for the benefit of the Seller.
Section 10.04Mutual Cooperation
The parties shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing and execution of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided

_____________________________________________________________________________

hereunder. The Buyer and the Company shall retain any books and records in their possession with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by any party, any extensions thereof) of the respective taxable periods, and abide by all record retention agreements entered into with any taxing authority.
Section 10.05Audits and Examinations
After the Closing, the Buyer shall have the exclusive authority to control any audit or examination of Taxes relating to the Company. Subject to the foregoing, the Buyer shall allow the Seller to participate at its expense in any audits or examinations of Taxes to the extent that such audits or examinations could require the Seller to make a payment under this Agreement. The Buyer shall not (and shall cause the Company to not) settle any such audit or examination in a manner which would adversely affect the Seller, or cause the Seller to pay any amount under this Agreement, without the prior written consent of the Seller, such consent not to be unreasonably withheld, conditioned or delayed. So long as any Pre-Closing Tax Periods of the Company remain open for an assessment of Tax, the parties shall notify the other in writing within fifteen (15) Business Days after receipt of written or oral notice of: (a) any pending or threatened audit or assessment with respect to the Company relating to any Pre-Closing Tax Period; and (b) any pending or threatened audit or assessment with respect to Taxes of the Company that may affect Tax liabilities for any Pre-Closing Tax Period.
Section 10.06Tax Refunds
The Buyer and the Company shall file such amendments to Tax Returns and make such claims for refunds, for Pre-Closing Tax Periods as the Seller may from time-to-time reasonably request, at the cost and expense of the Seller; provided, that the Buyer and the Company shall not be required to file amendments to Tax Returns or make claims for Tax Refunds that the Buyer reasonably expects could increase the Buyer’s or the Company’s liability for Taxes for any taxable period or portion thereof that begins after the Closing Date. Any Tax refunds (and interest thereon) that are received by the Buyer or the Company, and any credits that actually reduce the Company’s cash Tax liability, that relate to any Pre-Closing Tax Period (except for any Tax refund or credit taken into account in the calculation of the Final Adjusted Cash Purchase Price and except to the extent attributable to the carryback of losses arising in taxable periods beginning after the Closing Date) (each, a “Tax Refund”) shall be for the account of the Seller and shall be paid as provided below in this Section 10.06. Within ten (10) days of the date on which the Buyer or the Company receives a Tax Refund, the Buyer shall pay, or cause to be paid, to the Seller an amount equal to such Tax Refund.
Section 10.07Transfer Taxes
All transfer, documentary, sales, use, stamp, registration and other similar Taxes and other governmental charges, and all conveyance fees, recording charges and other similar fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be paid fifty percent (50%) by the Buyer, on the one hand, and fifty percent (50%) by the Seller, on the other hand. Each party hereto shall use its commercially reasonable efforts to minimize the amount of such Transfer Taxes

_____________________________________________________________________________

and to cooperate in the preparation, execution and filing of all Tax Returns and other documents required in connection with such Transfer Taxes.
Section 10.08Straddle Periods
For purposes of calculating the Tax liability of the Company for any taxable period beginning on or before the Closing Date and ending after the Closing Date (a “Straddle Period”), the portion of any Tax that is allocable to the portion of such Straddle Period ending at the close of business on the Closing Date shall be: (a) in the case of real property Taxes, personal property Taxes and similar ad valorem Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the portion of such Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period and (b) in the case of Taxes other than those described in clause (a), determined from the books and records of the Company as though the taxable year of such Persons terminated at the close of business on the Closing Date. Consistent with the foregoing, in the case of any items of income, gain, deduction, loss or credit for federal and applicable state income tax purposes attributable to the Company for a Straddle Period, the parties shall cooperate to cause the Company to allocate such items based on its books and records as though its taxable year terminated at the close of business on the Closing Date.
Section 10.09Buyer Tax Acts
The Seller shall have no liability or obligation arising from any corporate or other action that is not contemplated by this Agreement and is taken outside of the Company’s ordinary course of business consistent with past practice (directly or indirectly) by the Buyer on or after the Closing Date and relating to the Company unless otherwise required by applicable Law (each, a “Buyer Tax Act”). In the event any Buyer Tax Act is taken on the Closing Date, for purposes of this Agreement such Buyer Tax Act shall be deemed to have occurred on the day immediately following the Closing Date for all purposes.
Section 10.10Tax Treatment
For U.S. federal income Tax purposes, and any applicable state, local or non-U.S. Tax purposes, the Buyer and the Seller shall treat the transactions contemplated by this Agreement as, a sale of the assets of the Company subject to Section 1060 of the Code. Neither the Buyer nor the Seller shall take, or permit the Company to take, any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with this Section 10.10, unless otherwise required pursuant to a final “determination” (as defined in Section 1313 of the Code) or a change in Law enacted after the date hereof.
Section 10.11Purchase Price Allocation
Within forty five (45) days after the Closing Date, the Buyer shall prepare in good faith and deliver to the Seller a schedule (the “Allocation Schedule”) allocating the Cash Purchase Price, the amount of any assumed liabilities and any other amounts treated as consideration for Tax purposes, to the extent properly taken into account in determining the Seller’s amount realized under the Code, for purposes of Section 1060 of the Code and the Treasury Regulations thereunder (and

_____________________________________________________________________________

any similar provision of state, local, or non-U.S. Law, as appropriate), which shall be allocated among the assets of the Company based on the allocation methodology set forth on Section C of the Disclosure Letter attached hereto, in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. The Seller shall notify the Buyer in writing of any objections within thirty (30) days after receipt of the proposed Allocation Schedule and shall set forth the basis for such objections in reasonable detail. To the extent the Seller does not object in writing within such thirty (30) day period to the proposed Allocation Schedule as delivered by the Buyer, the Seller shall be deemed to have accepted such proposed Allocation Schedule, and such proposed Allocation Schedule shall be final. The parties shall endeavor in good faith to resolve any dispute regarding the proposed Allocation Schedule within thirty (30) days after the Buyer’s receipt of the Seller’s notice of objections. If the Buyer and the Seller are unable to resolve such dispute in such timeframe, then each may file, or cause to be filed, their own respective Allocation Schedules, provided that such Allocation Schedules shall be adjusted to reflect any purchase price adjustment pursuant to this Agreement.
Section 10.12Tax Covenant Related to PFIC.
Buyer and QSI covenant that following the Closing Parent shall use commercially reasonable efforts to determine from time to time whether it, or any of its subsidiaries that the Seller is treated as owning under Section 1298(a) of the Code, is a PFIC and shall promptly notify the Seller if it so determines. In the event Parent determines that it or any such entity is a PFIC, Parent shall use reasonable efforts to provide information reasonably requested by the Seller to enable the Seller and/or its Affiliates to timely make and maintain a “Qualified Electing Fund Election” under Section 1295 of the Code in respect of Parent and any of its subsidiaries that Parent determines is a PFIC and which the Seller is treated as owning under Section 1298(a) of the Code. For the avoidance of doubt, any information provided pursuant to the previous sentence shall be provided to the Seller as soon as reasonably practicable, and in any event within sixty (60) days, following the end of the applicable entities’ taxable year.
Section 10.13Overlap
To the extent that any obligation or responsibility pursuant to Article IX may overlap with an obligation or responsibility pursuant to this Article X, the provisions of this Article X shall govern.
Article XI
Miscellaneous
Section 11.01Assignment
The Buyer and QSI may not assign any of their respective rights or delegate any of their respective obligations under this Agreement without the prior written consent of the Seller; provided, however, that without written consent of any party hereto, (a) the Buyer or QSI may assign its rights and obligations to any of its Affiliates, and (b) the Buyer or QSI may assign its rights hereunder as collateral security to any lender to the Buyer, QSI or any of their respective Affiliates, but no assignment shall relieve the Buyer or QSI, as applicable, of any liability hereunder and if the assignment is to an Affiliate thereof, then Buyer or QSI, as applicable, shall guarantee the performance of such Affiliate. The Seller may not assign any of its respective rights or delegate

_____________________________________________________________________________

any of its respective obligations under this Agreement without the prior written consent of the Buyer. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and permitted assigns.
Section 11.02Notices
All notices, requests, consents and other communications hereunder (each, a “Notice”) shall be in writing and shall be deemed to have been given: (a) if mailed, five (5) Business Days after such Notice is sent, when sent via first class United States certified mail, return receipt requested, postage prepaid to the address listed below for the party to whom the Notice is being sent (the “Notice Party”); (b) if hand delivered or delivered by courier, upon actual delivery of such Notice to the Notice Party; (c) if sent by facsimile, on the Business Day of the sender’s receipt of a confirmed transmission of such Notice to the Notice Party at the facsimile number, if any, listed below for such Notice Party; or (d) if sent by overnight delivery by recognized national overnight courier, on the next Business Day after such Notice is sent. The addresses and facsimile numbers for each party to this Agreement, as of the date hereof, are:
If to the Buyer, QSI or the Company:

Q’Max America, Inc.
11700 Katy Freeway, Suite 200
Houston, TX 77079
Facsimile No.: 832-201-8146
Attention: General Counsel
with a copy to (which shall not constitute notice):
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Facsimile No.: 212-757-3990
Attention: Neil Goldman
If to the Seller:
Calumet Operating, LLC
2780 Waterfront Pkwy. E. Dr., Suite 200
Indianapolis, IN 46214
Facsimile No.: 317-328-5676
Attention: Gregory J. Morical, Vice President and General Counsel

_____________________________________________________________________________

with a copy to (which shall not constitute notice):
Taft Stettinius & Hollister LLP
One Indiana Square, Suite 3500
Indianapolis, IN 46204
Facsimile No.: 317-713-3699
Attention: Bradley W. Schwer
Notice to the Company shall be given in the same manner as Notice to the Buyer. A party may change its address or facsimile number by providing notice, in accordance with the foregoing provisions of this Section 11.02, to the other parties of such change. Notwithstanding the foregoing the Seller may make the delivery contemplated by Section 2.02 by email to representatives of the Buyer.
Section 11.03Expenses
Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Person incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 11.04Governing Law; Forum; Waiver of Jury Trial
(a)This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to such jurisdiction’s conflict of laws principles.
(b)Any controversy, claim, Litigation or dispute arising out of or relating to this Agreement or the breach, termination, enforceability or validity of this Agreement, shall be brought only in the state or federal courts located in Indianapolis, Indiana, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such matter, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the matter shall be heard and determined only in any such court and agrees not to bring any such matter arising out of or relating to this Agreement in any other court. The parties agree that either of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any matter referred to in this paragraph may be served on any party anywhere in the world. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.02 shall be deemed effective service of process on such party. Nothing contained in this Section 11.04 shall limit the right of the Buyer to commence or maintain any Litigation against the Seller in any court of competent jurisdiction for the purposes of seeking any equitable remedy or relief, including injunctions or specific performance, nor shall the commencement or maintenance of any such Litigation by the Buyer in one or more jurisdictions

_____________________________________________________________________________

preclude the commencement or maintenance of any Litigation in any other jurisdiction (whether concurrently or not) if and to the extent permitted by Law; provided, that the Buyer may only commence or maintain any such Litigation in a jurisdiction other than the state or federal courts located in Indianapolis, Indiana if (i) obtaining such equitable remedy or relief sought would not be an available remedy or relief enforceable by the state or federal courts located in Indianapolis, Indiana or (ii) such Litigation in a jurisdiction other than the state or federal courts located in Indianapolis, Indiana is brought to enforce an Order of the state or federal courts located in Indianapolis, Indiana.
(c)EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 11.05Partial Invalidity
In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the Buyer and the Seller shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.
Section 11.06Execution in Counterparts; Facsimile and E-Mail Signatures
This Agreement may be executed in one or more counterparts, each of which shall be considered an original counterpart, and all of which shall be considered to be but one agreement and shall become a binding agreement when each party shall have executed one counterpart and delivered it to the other party hereto. A signature affixed to a counterpart of this Agreement and delivered by facsimile or electronic mail by any Person is intended to be its, his or her signature and shall be valid, binding and enforceable against the party on whose behalf it has been affixed.
Section 11.07Entire Agreement; Amendments and Waivers
This Agreement (along with each other agreement, certificate, document or instrument executed in connection herewith) contains the entire understanding of the parties hereto with regard to the subject matter contained in this Agreement and supersedes all prior agreements or

_____________________________________________________________________________

understandings of the parties, including that certain letter agreement, dated as of July 12, 2017, by and between QSI and the Seller, that certain letter agreement, dated as of October 25, 2016, by and between QSI and the Seller, and that certain Confidentiality Agreement dated as of April 27, 2016, by and among Calumet Specialty Products Partners, L.P., Palladium Capital Management IV, LLC and QSI. The parties may amend, modify and supplement this Agreement only by the written agreement of the Buyer, on the one hand, and the Seller, on the other hand. The failure of any party to this Agreement to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and no waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
Section 11.08Public Announcements
All general notices, releases, statements and communications to employees, suppliers and customers of the Company and to the general public and the press relating to the transactions covered by this Agreement shall be made only at such times and in such manner as may be mutually agreed upon by the Buyer and the Seller in writing; provided, however, that any party hereto shall be entitled to make a public announcement of the proposed transaction if, in the opinion of its legal counsel, such announcement is required in order to comply with any Law or any rule or regulation of any securities exchange or securities quotation system and such party shall, to the extent practicable, use reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance or publication; provided, further, that the foregoing shall not restrict communications between the Buyer and the investors or potential investors of the Buyer or its Affiliates in the ordinary course of business consistent with past practice.
Section 11.09No Third Party Beneficiary
Nothing in this Agreement shall confer any rights, remedies or claims upon any Person not a party or a permitted assignee of a party to this Agreement, except as set forth in Section 8.03 (Insurance Tail Coverage) and Article IX (Indemnification).
[signature page follows]

_____________________________________________________________________________

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.

COMPANY:

ANCHOR DRILLING FLUIDS USA, LLC

By: /s/ Gregory J. Morical
Name: Gregory J. Morical
Title: Vice President, General Counsel, and Secretary

Signature Page to Membership Interest Purchase Agreement

SELLER:

CALUMET OPERATING, LLC

By: Calumet Specialty Products Partners, L.P. its sole member
By: Calumet GP, LLC, its General Partner

By: /s/ Timothy Go
Name: Timothy Go
Title: Chief Executive Officer

Signature Page to Membership Interest Purchase Agreement

BUYER:

Q’MAX AMERICA INC.

By: /s/ Christopher Rivers
Name: Christopher Rivers
Title: President

Signature Page to Membership Interest Purchase Agreement

Q’MAX SOLUTIONS INC.

By: /s/ Christopher Rivers
Name: Christopher Rivers
Title: President

Signature Page to Membership Interest Purchase Agreement